Great-West SecureFoundation®
Group Fixed Deferred Annuity Certificate
Issued by:
Great-West Life & Annuity Insurance Company
8515 East Orchard Road
Greenwood Village, CO 80111
Tel. (877) 925-0501

April 29, 2016

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This prospectus describes the Great-West SecureFoundation® Group Fixed Deferred Annuity Certificate (the “Certificate”) issued by Great-West Life & Annuity Insurance Company. The Certificate may be purchased as part of a retirement account or as part of a non-retirement account that purchases shares of the Great-West SecureFoundation® Balanced ETF Fund offered by Great-West Funds, Inc. or any other fund that is approved by Great-West Life & Annuity Insurance Company (the “Covered Fund”). The Certificate provides for guaranteed income for the life of a designated person based on the Certificate Owner’s investment in the Covered Fund, provided all conditions specified in the Certificate are met, regardless of how long the designated person lives or the actual performance or value of the Covered Fund. The Certificate has no cash value and no surrender value. The interests of the Certificate Owner in the Certificate may not be transferred, sold, assigned, pledged, charged, encumbered, or alienated in any way.
Prospective purchasers may apply to purchase a Certificate through GWFS Equities, Inc. (“GWFS Equities”), the principal underwriter for the Certificates or other broker-dealers that have entered into a selling agreement with GWFS Equities. GWFS Equities will use its best efforts to sell the Certificates, but is not required to sell any specific number or dollar amount of Certificates.
This prospectus provides important information that a prospective purchaser of a Certificate should know before investing. Please retain this prospectus for future reference.
Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
This prospectus does not constitute an offering in any jurisdiction in which such offering may not be lawfully made.
The Certificate:

•	Is NOT a bank deposit

•	Is NOT FDIC insured

•	Is NOT insured or endorsed by a bank or any government agency

•	Is NOT available in every state
The purchase of the Certificate is subject to certain risks. See "Risk Factors" below. The Certificate is novel and innovative. While the Internal Revenue Service has recently issued favorable private letter rulings concerning products similar to the Certificate, these rulings are not binding on the Internal Revenue Service with respect to the Certificate. You should consult a tax advisor before you purchase a Certificate. Please see "Taxation of the Certificate" below for more information.
This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

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Financial Condition of the Company	30
Taxation of the Certificate	31

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SUMMARY

Preliminary Note Regarding Terms Used in This Prospectus
Certain terms used in this prospectus have specific and important meanings. Some important terms are explained below, and in most cases the meaning of other important terms is explained the first time they are used in the prospectus. You will also find in the back of this prospectus a listing of all of the terms, with the meaning of each term explained.

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The “Certificate” is the Great-West SecureFoundation® Group Fixed Deferred Certificate issued by Great-West Life & Annuity Insurance Company pursuant to the terms of a Group Fixed Deferred Annuity Contract (the “Group Contract”) issued to Great-West Trust Company, LLC (“Great-West Trust” or the “Group Contract Owner”). In certain states this may be an individual contract, which will have the same features and benefits unless otherwise noted.

•	“We,” “us,” “our,” “Great-West,” or the “Company” means Great-West Life & Annuity Insurance Company.

•	“You” or “yours” means the owner of the Certificate described in this prospectus. The terms “you,” “yours,” “Owner,” and “Certificate Owner” may be used interchangeably in this prospectus.

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“Covered Person” or “Covered Persons” means the person or persons, respectively, named in the Certificate whose age is used for certain important purposes under the Certificate, including determining the amount of the guaranteed income that may be provided by this Certificate. “Covered Fund” refers to the Great-West SecureFoundation® Balanced ETF Fund and any other fund that is approved by Great-West. The Covered Fund is not issued by Great-West. Great-West Funds, Inc. is the issuer of the Covered Fund and is an affiliate of Great-West.

The Certificate can be owned in the following ways:

•	Sole Owner who is an individual and also the Covered Person.

•	Sole Owner who is an individual and the Covered Person, with his or her Spouse as the joint Covered Person.
We believe that in most cases the Certificate will have a sole Owner who is the only Covered Person. Therefore, for ease of reference, most of the discussion in this prospectus assumes you are the sole Owner and the only Covered Person under the Certificate. In some places in the prospectus, however, we explain how certain features of the Certificate differ if there are joint Covered Persons.
The Certificate can be purchased either in connection with an individual retirement account (“IRA”) (a “Qualified Certificate”) or in connection with an Investment Portfolio that is not intended to qualify as an IRA or other type of tax-qualified retirement plan (a “Nonqualified Certificate”). Unless we indicate otherwise, all terms and provisions of the Certificate are the same for a Qualified Certificate and a Nonqualified Certificate.

The following is a summary of the Certificate. You should read the entire prospectus in addition to this summary.

What is the Certificate?
Certificates are issued pursuant to the terms of the Group Contract, which is a group guaranteed income annuity contract issued by the Company and owned by Great-West Trust. The Certificate may be purchased as part of a Retirement Account or as part of a Non-Retirement Account that purchases shares of the Covered Fund. Currently, there is no other way to purchase the Certificate. The Certificate provides, under certain specified conditions, for guaranteed minimum lifetime income, regardless of how long you live or how the Covered Fund performs. The Certificate does not have a cash value.
Provided all conditions of the Certificate and Group Contract are met, if the value of the shares in your Covered Fund (“Covered Fund Value”) equals zero as a result of Covered Fund performance, the Guarantee Benefit Fee, certain other fees that are not directly associated with the Certificate or Group Contract (e.g., IRA or brokerage fees, advisory fees), and/or Guaranteed Annual Withdrawal(s) (“GAW”), we will make annual payments to you for the rest of your life.
The amount of the GAW that you may take may increase from time to time based on your Covered Fund Value. It may also decrease if you take Excess Withdrawals (discussed below).
The guaranteed income that may be provided by your Certificate is based in part on the age of the Covered Person (or if there are joint Covered Persons, on the age of the younger joint Covered Person) as of the date we calculate the first Installment and the 10

Year Treasury Yield. A joint Covered Person must be your Spouse and your Spouse must be your sole beneficiary of your Account.

How much will your Certificate cost?
While your Certificate is in force, a Guarantee Benefit Fee will be calculated and deducted from your Covered Fund Value on a quarterly basis. It will be paid by redeeming the number of fund shares of your Covered Fund equal to the Guarantee Benefit Fee. The Guarantee Benefit Fee is calculated as a specified percentage of your Benefit Base at the time the Guarantee Benefit Fee is calculated. If we do not receive the Guarantee Benefit Fee (except during the Settlement Phase), including as a result of the failure of your Financial Services Provider to submit it to us, the Certificate will terminate within the number of days set forth in your Certificate of when the Guarantee Benefit Fee was due. We will not provide Certificate Owners with notice before termination of the Certificate, and we will not refund any Guarantee Benefit Fee payments made prior to termination of the Certificate.
The Guarantee Benefit Fee pays for the insurance protections provided by the Certificate.
The guaranteed maximum or minimum Guarantee Benefit Fee we can ever charge for your Certificate is shown below. The amount we currently charge is also shown below.

•	The maximum Guarantee Benefit Fee for the Certificate, as a percentage of your Benefit Base, on an annual basis, is 1.5%.

•	The minimum Guarantee Benefit Fee for the Certificate, as a percentage of your Benefit Base, on an annual basis, is 0.70%.

•	The current Guarantee Benefit Fee for the Certificate, as a percentage of your Benefit Base, on an annual basis, is 1.00%.
We may change the current Guarantee Benefit Fee at any time within the minimum and maximum range described above upon thirty (30) days prior written notice to you. We determine the Guarantee Benefit Fee based on observations of a number of long-term experience factors, including, but not limited to, interest rates, volatility, investment returns, expenses, mortality, and lapse rates. As an example, if mortality experience improves faster than we have anticipated, and the population in general is expected to live longer than initially projected, we might increase the Guarantee Benefit Fee to reflect our increased probability of paying longevity benefits. However, improvements in mortality experience is provided as an example only, we reserve the right to change the Guarantee Benefit Fee at our discretion and for any reason, whether or not these experience factors change (although we will never increase the fee above the maximum or decrease the fee below the minimum). We do not need the happening of any event before we may change the Guarantee Benefit Fee.
The Guarantee Benefit Fee is in addition to any charges that are imposed in connection with IRA, brokerage or advisory fees, and charges imposed by the Covered Funds. The redemption of shares of your Covered Fund may subject you to taxation as a result of the redemption. Because the Covered Fund is offered by our affiliated company, we may benefit indirectly from the charges imposed by the Covered Fund.

Premium taxes may be applicable in certain states. Premium tax applicability and rates vary by state and may change. We reserve the right to deduct any such tax from premium when received.
Can you cancel your Certificate?
You may cancel your Certificate by causing your Covered Fund Value or your Benefit Base to be reduced to zero prior to the Settlement Phase due to one or more Excess Withdrawals or by failing to pay the Guarantee Benefit Fee.

What protection does the Certificate provide?
The Certificate provides two basic protections to Certificate Owners who purchase this Certificate as a source or potential source of lifetime retirement income or other long-term purposes. Provided that certain conditions are met, the Certificate protects the Certificate Owner from:

•	longevity risk, which is the risk that a Certificate Owner will outlive the assets invested in the Covered Fund; and

•	income volatility risk, which is the risk of downward fluctuations in a Certificate Owner’s retirement income due to changes in market performance.

Both of these risks increase as a result of poor market performance early in retirement. Point-in-time risk (which is the risk of retiring on the eve of a down market) significantly contributes to both longevity and income volatility risk.
The Certificate does not provide a guarantee that the Covered Fund or your Investment Portfolio will retain a certain value or that the value of the Covered Fund or account will remain steady or grow over time. Instead, it provides for a guarantee, under certain specified conditions, that regardless of the performance of the Covered Funds in your Account and regardless of how long you live, you will be able to receive a guaranteed level of annual income for life. Therefore, it is important for you to understand that while the preservation of capital may be one of your goals, the achievement of that goal is not guaranteed by the Certificate.

How does your Certificate work?
The Certificate has three phases: an “Accumulation Phase,” a “GAW Phase,” and a “Settlement Phase:”

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The Accumulation Phase: During the Accumulation Phase, you may make additional Certificate Contributions to your Covered Fund, which establishes your Benefit Base (this is the sum of all Certificate Contributions minus any withdrawals and any adjustments made on the “Performance Ratchet Date” as described later in this prospectus), and take withdrawals from your Investment Portfolio just as you otherwise would be permitted to (although Excess Withdrawals will reduce the amount of the Benefit Base under the Certificate). You are responsible for managing your withdrawals during the Accumulation Phase.

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The GAW Phase: After you (or if there are joint Covered Persons, the younger joint Covered Person) have turned age 59  1⁄2, then you can enter the GAW Phase and begin to take GAWs (which are annual withdrawals that do not exceed a specified amount) without reducing your Benefit Base.

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Settlement Phase: If your Covered Fund Value falls to zero as a result of Covered Fund performance, the Guarantee Benefit Fee, certain other fees that are not directly associated with the Certificate or Group Contract (e.g., IRA fees or brokerage fees, advisory fees), and/or GAWs, the Settlement Phase will begin. See "The Accumulation Phase – Fees Associated with the Investment Portfolio," below. During the Settlement Phase, we make Installments to you for as long as you live. However, the Settlement Phase may never occur, depending on how long you live and how well the Covered Fund performs.

The Installments that you receive when you are in the GAW Phase or Settlement Phase are determined by multiplying your Benefit Base by the GAW Percentage (GAW%). We determine the GAW% by multiplying the age adjustment for the Covered Person by the 10 Year Treasury Yield, subject to a minimum and maximum GAW%, as of the date we calculate the first Installment. A Joint Withdrawal Adjustment will apply to the GAW% if there are Joint Covered Persons. As described in more detail below, the amount of the Installments may increase on an annual basis during the GAW Phase due to positive Covered Fund performance and/or an increase in the 10 Year Treasury Yield (“10YR”), and will decrease as a result of any Excess Withdrawals.
Note to IRA owners: If you withdraw any of your Covered Fund Value during the Accumulation Phase to satisfy any contribution limitation imposed under federal law, we will consider that to be an Excess Withdrawal. Any withdrawals to satisfy your required distribution obligations under the Code will be considered an Excess Withdrawal if taken during the Accumulation Phase. As a result, those who will be subject to required minimum distributions should consider the appropriateness of this product. You should consult a qualified tax advisor regarding contribution limits and other tax implications. We will deem withdrawals taken during the GAW Phase to meet required minimum distribution requirements, in the proportion of your Covered Fund Value to your overall IRA balance (and not taking into account any other IRAs you own), to be within the contract limits for your Certificate and will not treat such withdrawals as Excess Withdrawals.

How do you purchase a Certificate?
You are required to purchase a Certificate in connection with your purchase of shares of a Covered Fund. There is a minimum initial investment that is dependent upon which type of account you may have. Please see the Covered Fund prospectus for more information. The Certificates are issued in accordance with the terms of the Group Contract issued by us to Great-West Trust. The Group Contract is a group fixed deferred annuity contract. You may invest any amount in any Covered Fund. However, your Benefit Base is limited to $5,000,000. Any amount over $5,000,000 will not increase your Benefit Base.
You may elect to purchase a Certificate by completing an application or other form authorized by us. If this form is accepted by us at our Administrative Office, we will issue a Certificate to you describing your rights and obligations. You must be of legal age in your state of residence to be eligible to purchase the Certificate. The legal age is 18 in all states except Alabama and Nebraska which have a legal age of 19 and Mississippi which has a legal age of 21.

What is the Designated Investment Option?
Great-West SecureFoundation ® Balanced ETF Fund.
In general, if you purchase shares of the Covered Fund, you are required to purchase the Certificate. You cannot invest in a Covered Fund without owning a Certificate.

Is the Certificate right for you?
The Certificate may be right for you if you believe that you may outlive your retirement investments or are concerned about market risk. If you believe that your retirement investments will be sufficient to provide for your retirement expenses regardless of market performance or your lifespan, then the Certificate may not be right for you.
The Certificate does not protect the actual value of your investments in your account or guarantee the Covered Fund Value. For example, if you invest $500,000 in a Covered Fund, and your Covered Fund Value has dropped to $400,000 on the Initial Installment Date, we are not required to add $100,000 to your Covered Fund Value. Instead, the Certificate guarantees that when you reach the Initial Installment Date, you may begin GAWs based upon a Benefit Base of $500,000, rather than $400,000 (so long as specified conditions are met).
The GAWs are made from your own investment. We start using our money to make Installments to you only if your Covered Fund Value is reduced to zero due to Covered Fund performance, the Guarantee Benefit Fee, certain other fees that are not directly associated with the Certificate or Group Contract (e.g., IRA or brokerage fees, advisory fees), and/or GAWs. We limit our risk under the Certificate in this regard by limiting the amount you may withdraw each year to your GAWs. If you need to take Excess Withdrawals, you may not receive the full benefit of the Certificate. For further information, see "The Accumulation Phase – Excess Withdrawals During the Accumulation Phase" and "The GAW Phase – Effect of Excess Withdrawals During the GAW Phase," below.
If the return on your Covered Fund Value over time is sufficient to generate gains that can sustain constant GAWs, then the Certificate would not have provided any financial gain to you. Conversely, if the return on your Covered Fund Value over time is not sufficient to generate gains that can sustain constant GAWs, then the Certificate would be beneficial to you.
You should discuss your investment strategy and risk tolerance with your financial advisor before purchasing the Certificate. You should consider the payment of the Guarantee Benefit Fee (which is in addition to any fee paid for the Covered Fund) relative to the benefits and features of the Certificate, your risk tolerance, and proximity to retirement.

RISK FACTORS
There are a number of risks associated with the Certificate as described below.
The guarantee that may be provided under the Certificate is contingent on several conditions being met. In certain circumstances you may not realize a benefit from the Certificate.

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You may die before receiving payments from us or you may not live long enough to receive enough income to exceed the amount of the Guarantee Benefit Fees paid. If you (assuming that you are the sole Covered Person) die before the Covered Fund Value is reduced to zero, you will never receive any payments under the Certificate. The Certificate does not have any cash value or provide a death benefit. Furthermore, even if you begin to receive Installments in the Settlement Phase, you may die before receiving an amount equal to or greater than the amount you have paid in Guarantee Benefit Fees.

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The Covered Funds may perform well enough so that you may not need the guarantee that may otherwise be provided by the Certificate. The Covered Fund is managed by a registered investment adviser, Great-West Capital Management, LLC (“GWCM”), a wholly owned subsidiary of Great-West. GWCM has the flexibility to manage the Great-West SecureFoundation® Balanced ETF Fund conservatively. Therefore, there is a good chance that the Covered Fund will perform well enough that GAWs will not reduce Covered Fund Value to zero. As a result, the likelihood that we will make payments to you is minimal. In this case, you will have paid us the Guarantee Benefit Fee for the life of your Certificate and received no payments in the Settlement Phase in return.

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You may need to make Excess Withdrawals, which have the potential to substantially reduce or even terminate the benefits available under the Certificate. Because personal financial needs can arise unpredictably (e.g., unexpected medical bills), you may need to make a withdrawal from your Covered Fund before the start of the GAW Phase or following the start of the GAW Phase in an amount larger than the GAW. These types of withdrawals are Excess

Withdrawals that will reduce or eliminate the guarantee that may otherwise be provided by the Certificate. There is no provision under the Certificate to cure any decrease in the benefits due to Excess Withdrawals. To avoid making Excess Withdrawals, you will need to carefully manage your withdrawals. The Certificate does not require us to warn you of Excess Withdrawals or other actions with adverse consequences.

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You may choose to cancel your Certificate prior to a severe market downturn. The Certificate is designed to protect you from outliving the assets in your Covered Fund. If you terminate the Certificate before reaching the GAW Phase or Settlement Phase, we will not make payments to you, even if subsequent Covered Fund performance reduces your Covered Fund Value to zero.

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You might not begin making GAWs at the most financially beneficial time for you. Because of decreasing life expectancy as you age, in certain circumstances, the longer you wait to start taking GAWs, the less likely it is that you will benefit from your Certificate. On the other hand, the earlier you begin taking GAWs, the lower the GAW Percentage you may receive and therefore the lower your GAWs (if any) will be. Because of the uncertainty of how long you will live and how your investments will perform over time, it will be difficult for you to determine the most financially beneficial time to begin making GAWs.

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If you terminate or change your Financial Services Provider, you may never receive a benefit from the Certificate. The Certificate is currently available to clients of Financial Services Providers. The Certificate is held by the owner of the Investment Portfolio. If your Investment Portfolio is terminated, such as by a full distribution of all of the assets in the Investment Portfolio, or moved to a provider that does not offer the Certificate, you will cause your Certificate to terminate. In that case, you may never receive a benefit from the Certificate, and the Guarantee Benefit Fee will not be refunded.

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We reserve the right to increase the Guarantee Benefit Fee at any time. If we increase the Guarantee Benefit Fee, then depending upon how long you live, you may not receive enough income to exceed the amount of total fees paid. We may increase the Guarantee Benefit Fee up to the maximum fee, 1.5% of your Benefit Base, as shown on your Certificate Data Page.

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The deduction of the Guarantee Benefit Fee each quarter will negatively affect the growth of your Covered Fund Value. The growth of your Covered Fund Value is likely important to you because you may never receive Installments during Settlement Phase. Therefore, depending on how long you live and how your investments perform, you may be financially better off without purchasing the Certificate.

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The Certificate limits your investment choices. Only certain funds may be available under the Certificate. Currently there is only one available fund. The Covered Fund may be managed in a more conservative fashion than other mutual funds available to you. If you do not purchase the Certificate, it is possible that you may invest in other mutual funds (or other types of investments) that experience higher growth or lower losses, depending on the market, than the Covered Fund’s experience. It is impossible to know how various investments will fare on a comparative basis.

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The Covered Fund may become ineligible. If the Covered Fund that you invest in becomes ineligible for the Certificate, you must Transfer the Covered Fund Value to another Covered Fund in order to keep the Certificate in force. If the Transfer does not take place or if the Transfer is not a same day Transfer, then it could cause your Certificate to be canceled. See "Adding and Removing Covered Funds," below. We reserve the right to designate Covered Funds that were previously eligible for use with the Certificate as ineligible for use with the Certificate, for any reason including due to changes to their investment objectives. In the event that all Covered Funds become ineligible or are liquidated, we will designate a new fund as a Covered Fund. The new Covered Fund may have higher fees and charges and different investment objectives/strategies than the ineligible Covered Fund. In addition, designating a new fund as a Covered Fund may result in an increase in the current Guarantee Benefit Fee, which will not exceed the maximum Guarantee Benefit Fee of 1.5%. The Guarantee Benefit Fee will not be refunded if the Covered Funds become ineligible or are liquidated.

The Group Contract and Certificate may terminate:

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The Group Contract Owner or Great-West may terminate the Group Contract. If the Group Contract Owner or Great-West terminates the Group Contract, such termination will not adversely affect your rights under the Group Contract, except that we will not permit additional Certificate Contributions to the Covered Fund. However, we will accept reinvested dividends and capital gains. You will still be obligated to pay the Guarantee Benefit Fee. See "Termination of the Group Contract," below.

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The Investment Portfolio may terminate. Investment Portfolios can be terminated, such as by a full distribution of all of the assets in the Investment Portfolio. You generally can choose to discontinue your own Investment Portfolio, and either receive a distribution from the Investment Portfolio or transfer it to another Financial Services Provider. Also, most Investment Portfolio providers reserve the right to resign from the Investment Portfolio; if that happens, in most cases you can choose to have your Investment Portfolio either distributed to you or transferred to another Financial Services Provider. In the event of a complete Investment Portfolio termination, either because your Investment Portfolio is distributed to you or transferred to another Investment Portfolio provider that does not offer the Certificate, then all benefits, rights, and privileges provided by the Group Contract, including without limitation, the Certificate, shall terminate. In this event, you may choose to utilize the Covered Fund Value in the ways described later in this prospectus under "Termination of the Group Contract—Other Termination," below. The Guarantee Benefit Fee will not be refunded if the Investment Portfolio terminates.

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The Certificate will terminate if the Guaranteed Benefit Fee is not paid. If we do not receive the Guarantee Benefit Fee (except during Settlement Phase), including as a result of the failure of your Financial Services Provider to submit it to us, the Certificate will terminate as of the date that the fee is due.

Your receipt of payments from us is subject to our claims paying ability:

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Any payments we are required to make to you under the Certificate will depend on our long-term ability to make such payments. We will make all payments under the Certificate in Settlement Phase from our general account, which is not insulated from the claims of our third party creditors. Therefore, your receipt of payments from us is subject to our claims paying ability. The Covered Fund does not make payments under the GLWB.

Currently, our financial strength is rated by three nationally recognized statistical rating organizations (“NRSRO”), ranging from superior to excellent to very strong. Our ratings reflect the NRSROs’ opinions that we have a superior, excellent, or a very strong ability to meet our ongoing obligations. An excellent and very strong rating means that we may have somewhat larger long-term risks than higher rated companies that may impair our ability to pay benefits payable on outstanding insurance policies on time. The financial strength ratings are the NRSROs’ current opinions of our financial strength with respect to our ability to pay under our outstanding insurance policies according to their terms and the timeliness of payments. The NRSRO ratings are not specific to the Certificate.
You may obtain information on our financial condition by reviewing Form 10-K, which is the Annual Report we file with the Securities and Exchange Commission pursuant to Sections 13 and 15(d) of the Securities Exchange Act of 1934. For further information, see "Financial Condition of the Company," below.
There may be tax consequences associated with the Certificate:

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The Certificate is novel and innovative. You should consult a tax advisor before purchasing a Certificate. See "Taxation of the Certificate," below for further discussion of tax issues relating to the Certificate.

Other Information:

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You should be aware of various regulatory protections that do and do not apply to the Certificate. Your Certificate is registered in accordance with the Securities Act of 1933. The issuance and sale of your Certificate must be conducted in accordance with the requirements of the Securities Act of 1933. We are also subject to applicable periodic reporting requirements and other requirements imposed by the Securities Exchange Act of 1934.

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We are neither an investment company nor an investment adviser and do not provide investment advice to you in connection with the Certificate. Therefore, we are not governed by the Investment Advisers Act of 1940 (the “Advisers Act”) or the Investment Company Act of 1940 (the “1940 Act”). Accordingly, the protections provided by the Advisers Act and the 1940 Act are not applicable with respect to our sale of the Certificate to you.

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The Certificate does not protect the assets in your Investment Portfolio from your creditors. The assets in your Investment Portfolio are owned by you and not us. We have no control over any of the assets in your Investment Portfolio. The assets in your Investment Portfolio are not subject to our creditors. However, assets in your Investment Portfolio may be subject to being directly attached by your creditors. Any liquidation of any Covered Fund will be considered an Excess Withdrawal and it may reduce your Benefit Base.

THE CERTIFICATE

The Certificate is a group fixed deferred annuity certificate. The Certificate may be purchased as part of a Retirement Account or as part of a Non-Retirement Account that purchases shares of the Covered Fund. The Certificates are designed for purchasers who intend to use the investments in the Covered Fund as the basis for periodic withdrawals (such as systematic withdrawal programs involving regular annual withdrawals of a certain percentage of the Covered Fund Value) to provide income payments for retirement or for other purposes. For more information about the Covered Fund, you should talk to your advisor and review the accompanying prospectuses for the Covered Fund.
Provided that specified conditions are met, the Certificate provides for a guaranteed income over the remaining life of the Certificate Owner (or, if these are joint Covered Persons, the remaining lives of both joint Covered Persons), should the Covered Fund Value equal zero as a result of GAWs, the Guarantee Benefit Fee, certain other fees that are not directly associated with the Certificate or Group Contract (e.g., IRA or brokerage fees, advisory fees), and/or Covered Fund performance.

INVESTMENT OPTIONS – THE COVERED FUND
The Certificate provides protection relating to your Covered Fund by ensuring that, regardless of how your Covered Fund(s) actually performs or the actual Covered Fund Value when you begin your GAWs for retirement or other purposes, you will receive predictable income payments for as long as you live so long as specified conditions are met.
In general, if you purchase shares of the Covered Fund, you are required to purchase the Certificate. Currently, you may elect to purchase the Certificate by completing the election form and purchasing the Covered Fund described below.
If you later decide that you do not want to maintain the Certificate, you will need to redeem all of your shares in the Covered Fund in order to cancel the Certificate. You cannot remain invested in the Covered Fund without owning a Certificate.
You should note that the Company issues the Certificates, but the Company is not your investment adviser and does not provide investment advice to you in connection with the Certificate.
As described in more detail in the Covered Fund prospectus, in addition to the Guarantee Benefit Fee, there are certain fees and charges associated with the Covered Fund, which may reduce your Covered Fund Value. These fees may include management fees, distribution fees, acquired fund fees and expenses, redemption fees, exchange fees, advisory fees, and/or administrative fees.
The following information about the Covered Fund is only a summary of important information you should know. More detailed information about the Covered Fund’s investment strategies and risks are included in the Covered Fund’s prospectus. Please read that separate prospectus carefully before investing in the Covered Fund.
The Covered Fund is managed by an investment adviser affiliated with us, which may have an incentive to manage the fund in a way to reduce volatility of the fund's returns in order to lower the amounts that we have to pay under the Certificate. Offering the Certificate in connection with your investment in the Covered Fund, therefore, may subject us to a potential conflict of interest. Reducing volatility may have the effect of lowering the returns of the Covered Fund relative to other funds. This may suppress the value of the benefits provided by the Certificate because your Benefit Base will reset only when your Covered Fund Value is higher than your Benefit Base. We took into account the Covered Fund's use of strategies to lower volatility when we selected it for use with this Certificate. In addition, the Covered Fund is a fund of funds, for which you will pay fees at both fund levels, which will reduce your investment return.

GREAT-WEST SECUREFOUNDATION® BALANCED ETF FUND
The fund is designed for investors seeking a professionally designed asset allocation program to simplify the accumulation of assets prior to retirement together with the potential benefit of the guarantee that may be provided by the Certificate. The fund strives to provide shareholders with a high level of diversification primarily through both a professionally designed asset allocation model and professionally selected investments in underlying exchange-traded-funds (“ETFs”) (collectively, the “Underlying ETFs”). The intended benefit of asset allocation is diversification, which is expected to reduce volatility over the long-term.
The fund is a “fund of ETFs” that pursues its investment objective by investing in other ETFs, including Underlying ETFs that may or may not be affiliated with the Great-West SecureFoundation® Balanced ETF Fund, cash and cash equivalents.
All Classes of the Covered Fund have a distribution or “Rule 12b-1” plan. The distribution plan provides for a distribution fee that is paid out of the class assets on an ongoing basis. Because the distribution fee is paid out of the class assets on an ongoing basis, over time these fees will increase the cost of your investment and may cost you more than paying other types of sales charges.

Investment Objective
The fund seeks long-term capital appreciation and income.
ADDING AND REMOVING COVERED FUNDS
We may, without the consent of you or the Group Contract Owner, offer new Covered Fund(s) or cease offering Covered Fund(s). We will notify the Group Contract Owner whenever the Covered Fund(s) are changed. If we cease offering a Covered Fund in which you are invested, then you must Transfer the Covered Fund Value to another Covered Fund in order to keep the Certificate in force. We will complete the allocations between Covered Fund(s) as disclosed in the notice as of the effective date of the change. Such allocation will remain in effect until we receive a Request for a different allocation. This Transfer must be a same day Transfer between Covered Funds (i.e., shares of a Covered Fund are sold and shares of another Covered Fund are purchased on the same day). If it is not a same day Transfer between Covered Funds, then this is considered an Excess Withdrawal. Excess Withdrawals could cause the Benefit Base of the Covered Fund(s) to be reduced to zero, which would generally cause your Certificate to be canceled. In the event that we cease offering all of the Covered Funds, we will designate a new fund as a Covered Fund. The new Covered Fund may have higher fees and charges and different investment objectives/strategies than the ineligible Covered Fund. In addition, designating a new fund as a Covered Fund, may result in an increase in the current Guarantee Benefit Fee, which will not exceed the maximum Guarantee Benefit Fee of 1.5%.

ROLLOVERS AND ACCOUNT TRANSFERS
You may fund your investment in the Covered Fund(s) with proceeds rolled over or directly transferred from the Covered Fund(s) held in another Investment Portfolio to which a Great-West approved guaranteed lifetime withdrawal product was issued. If you do so, your Benefit Base will equal your benefit base as it existed under your prior guaranteed lifetime withdrawal product if you: (a) invest the rollover or Transfer proceeds covered by the Great-West guaranteed lifetime withdrawal benefit product immediately prior to distribution in the Covered Fund(s); (b) invest in a Covered Fund approved by Great-West, except if you are in Settlement Phase; and (c) you Request the restoration of the benefit base as it existed under your prior Investment Portfolio. To maintain the same Benefit Base, you must be in the same Phase that you were in at the time of the rollover or transfer after the rollover or Transfer is complete.
If you do not meet these requirements, a new Benefit Base will be established that is equal to your Covered Fund Value as of the date of the rollover and your Guarantee Benefit fee will be calculated as a percentage of your Covered Fund Value. Your Installments may change as a result of your rollover. Your GAW% before and after your rollover may not be the same. Before requesting your rollover you should make sure that it will be beneficial to you.
Your new Covered Fund Value after the rollover or Transfer will initially equal the Covered Fund Value as of the date of the rollover. We will calculate your Guarantee Benefit Fee as a specified percentage of your Benefit Base. Currently you may only rollover to the same fund.

THE ACCUMULATION PHASE
As stated previously in this prospectus, the Certificate has three phases: an “Accumulation Phase,” “GAW Phase,” and “Settlement Phase.” The Accumulation Phase is described in the following section of this prospectus.
The Accumulation Phase is the period of time between the Certificate Election Date, which is the date your Certificate is issued by Great-West, and the first day of the GAW Phase. During this Phase, you will establish your Benefit Base which will be used later to determine, in part, the amount of your GAWs.

Covered Fund Value
Your Covered Fund Value is the aggregate value of each Covered Fund held in your Investment Portfolio. If your Covered Fund Value is reduced to zero as a result of Covered Fund performance, the Guarantee Benefit Fee, certain other fees that are not directly associated with the Certificate or Group Contract ( e.g., IRA or brokerage fees, advisory fees), and/or GAWs, we will make annual payments to you for the rest of your life. See "The Settlement Phase," below.
Your Covered Fund Value is an actual cash value separate from your Benefit Base (which is only used to calculate Installment Payments during the GAW Phase and the Settlement Phase). Your Covered Fund Value and your Benefit Base may not be equal to one another.
We do not increase or decrease your Covered Fund Value. Rather, your Covered Fund Value is increased or decreased in the same manner that all mutual fund values increase or decrease. For example, reinvested dividends, settlements, and positive Covered

Fund performance (including capital gains) will increase your Covered Fund Value, and fees and expenses associated with the Covered Funds and negative Covered Fund performance (including capital losses) will decrease your Covered Fund Value. If you elect not to reinvest all dividends, any divided payments from your Covered Fund will be considered an Excess Withdrawal.
Your Covered Fund Value will also increase each time you purchase additional fund shares, such as by making a Certificate Contribution, and will decrease each time you redeem shares, such as through payment of the Guarantee Benefit Fee or as a result of Distributions, Excess Withdrawals, Installments, and Transfers from a Covered Fund to another investment option offered under your Investment Portfolio (other than another Covered Fund).
Your Covered Fund Value is not affected by any Ratchet or Interest Rate Reset of the Benefit Base (described below).

Benefit Base
Your Benefit Base is separate from your Covered Fund Value. It is not a cash value. Rather, your Benefit Base is used to calculate Installment Payments during the GAW Phase and the Settlement Phase. Also, the Guarantee Benefit Fee is a percentage of your Benefit Base. Your Benefit Base and your Covered Fund Value may not be equal to one another.
On your Certificate Election Date, the initial Benefit Base is equal to the gross sum of all Certificate Contributions initially allocated to the Covered Fund(s). For example, when a front-end sales load or other sales charge is assessed on the Covered Fund, your initial Benefit Base will be the gross sum of all Certificate Contributions, or the amount invested in the Covered fund prior to the deduction of the sales load, on the Certificate Election Date. If your initial Certificate Contribution is a rollover or transfer from another Financial Services Provider, your Benefit Base may instead equal the benefit base you had under your prior Investment Portfolio. See "Rollovers and Account Transfers," above for more information. Each Covered Fund will have its own Benefit Base. A Covered Fund Benefit Base cannot be transferred to another Covered Fund unless the Covered Fund in which you are invested is eliminated or liquidated by us.

•	We increase your Benefit Base on a dollar-for-dollar basis each time you make a Certificate Contribution.

•	We decrease your Benefit Base on a proportionate basis each time you make an Excess Withdrawal.

•
On each Ratchet Date during the Accumulation Phase (described below), we will increase your Benefit Base to equal your current Covered Fund Value if your Covered Fund Value is greater than your Benefit Base. (If so, your Benefit Base will then reflect positive Covered Fund performance.)

A few things to keep in mind regarding the Benefit Base:

•
The Benefit Base is used for purposes of calculating your Installment Payments during the GAW Phase and the Settlement Phase and for purposes of calculating your Guarantee Benefit Fee during the Accumulation and GAW Phases. It has no other purpose. The Benefit Base does not provide and is not available as a cash value or settlement value.

•	It is important that you do not confuse your Benefit Base with the Covered Fund Value.

•
During the Accumulation Phase and the GAW Phase, the Benefit Base will be re-calculated each time you make a Certificate Contribution or Excess Withdrawal, as well as on an annual basis as described below, which is known as your Ratchet Date.

Subsequent Certificate Contributions to Your Account
During the Accumulation Phase, you may make additional Certificate Contributions to the Covered Fund(s) in addition to your initial Certificate Contribution. Subsequent Certificate Contributions can be made by cash deposit (subject to limitations under federal tax law), Transfers, or may include rollovers or transfers from other Investment Portfolios. Additional Certificate Contributions may not be made after the Accumulation Phase ends. Any subsequent Certificate Contribution is subject to any minimum investment imposed by the Covered Fund. Please see the Covered Fund prospectus for more information.
All additional Certificate Contributions made after the Certificate Election Date will increase the Benefit Base dollar-for-dollar on the date the Certificate Contribution is made. We will not consider the additional purchase of shares of a Covered Fund through reinvested dividends, capital gains, and/or settlements to be a Certificate Contribution. However, they will increase the Covered Fund Value.

Great-West reserves the right to refuse additional Certificate Contributions at any time and for any reason. Great-West will provide you with 30 days prior written notice if it determines not to accept additional Certificate Contributions. If Great-West refuses additional Certificate Contributions, you will retain all other rights under the Certificate.

Ratchet Date Adjustments to the Benefit Base
During the Accumulation Phase, a Ratchet Date is the anniversary of the GLWB Elector’s Certificate Election Date and each anniversary thereafter. On each Ratchet Date, we will evaluate your Benefit Base, and will adjust your Benefit Base to equal the greater of:

•	your current Benefit Base; or

•	your current Covered Fund Value.
It is important to be aware that even though your Covered Fund Value may increase throughout the year due to dividends, capital gains, or settlements from the underlying Covered Fund, the Benefit Base will not similarly increase until the next Ratchet Date. Unlike Covered Fund Value, your Benefit Base will never decrease solely due to negative Covered Fund performance.
Example of Ratchet Date Adjustments during the Accumulation Period
Assume the following:
Benefit Base on Certificate Election Date (of January 2, 2013) = $100,000
Covered Fund Value on Certificate Election Date = $100,000
Increase in Covered Fund Value due to Dividends and Capital Gains paid July 1, 2013 = $5,000
Covered Fund Value on July 1, 2013 = $105, 000
Benefit Base on July 1, 2013 = $100,000
No other Certificate Contributions, Dividends, or Capital Gains are paid to the Account for the rest of the year.
Covered Fund Value on January 2, 2014 = $105,000
So, because the Covered Fund Value is greater than the Benefit Base on the Ratchet Date (January 2, 2014), the Benefit Base is adjusted to $105,000 effective January 2, 2014.

Excess Withdrawals During the Accumulation Phase
Because the Certificate is held in your Investment Portfolio, you may make withdrawals or change your investments at any time and in any amount that you wish, subject to any federal tax limitations. During the Accumulation Phase, however, any withdrawals or Transfers from your Covered Fund Value will be categorized as Excess Withdrawals. Any withdrawals to satisfy your required distribution obligations under the Code (IRA owners only) will be considered an Excess Withdrawal if taken during the Accumulation Phase. If you elect not to reinvest all dividends, any divided payments from your Covered Fund will be considered an Excess Withdrawal.
You should carefully consider the effect of an Excess Withdrawal on both the Benefit Base and the Covered Fund Value during the Accumulation Phase, as this may affect your future benefits under the Certificate. In the event you decide to take an Excess Withdrawal, as discussed below, your Covered Fund Value will be reduced dollar-for-dollar in the amount of the Excess Withdrawal. The Benefit Base will be reduced at the time the Excess Withdrawal is made by the ratio of the Covered Fund Value after the Excess Withdrawal reduction is applied. Accordingly, your Benefit Base will be reduced by more than the amount of the withdrawal when the Benefit Base is greater than the Covered Fund Value, which is likely to occur after periods of negative market performance.
Example of Effects of an Excess Withdrawal taken during the Accumulation Period
Assume the following:
Covered Fund Value before the Excess Withdrawal adjustment = $50,000
Benefit Base = $100,000
Excess Withdrawal amount: $10,000
So,

Covered Fund Value after adjustment= $50,000 - $10,000 = $40,000
Covered Fund Value adjustment = $40,000/$50,000 = 0.80
Adjusted Benefit Base = $100,000 x 0.80 = $80,000

Types of Excess Withdrawals
All Distributions and Transfers during the Accumulation Phase, including Transfers from one Covered Fund to another, are treated as Excess Withdrawals. If you elect not to reinvest all dividends, any divided payments from your Covered Fund will be considered an Excess Withdrawal. An Excess Withdrawal will reduce your Benefit Base and Covered Fund Value. A Distribution occurs when money is paid to you from the Covered Fund Value. A Transfer occurs when you transfer money to or from one Covered Fund to another Covered Fund or another Investment Portfolio offered by the Financial Services Provider. If you Transfer any amount out of a Covered Fund, then you will be prohibited from making any Transfers into the same Covered Fund for at least ninety (90) calendar days.

Fees Associated with the Investment Portfolio
The following are examples of fees that are not Excess Withdrawals:

•	IRA fees, including fees of the custodian

•
Advisory fees up to 1.5% - You may make a withdrawal of up to 1.5% of the Covered Fund Value to pay for asset management or advisory service fees associated with the Investment Portfolio without the withdrawal being considered an Excess Withdrawal.

The following are examples of fees that are Excess Withdrawals:

•	Trading and transaction (e.g., bounced check or stop payment) fees associated with other assets in the Investment Portfolio that are deducted from the Covered Fund Value

•
Advisory fees in excess of 1.5% - If fees to pay for asset management of advisory services associated with the investment portfolio exceed 1.5% of the Covered Fund Value, and the entire amount of the fees are withdrawn from the Covered Fund Value, the amount withdrawn above the 1.5% limit will be considered an Excess Withdrawal and will reduce the Benefit Base as described above.

Note: The Certificate does not require us to warn you or provide you with notice regarding potentially adverse consequences that may be associated with any withdrawals or other types of transactions involving your Covered Fund. You should carefully monitor your Covered Fund, any withdrawals from your Covered Fund, and any changes to your Benefit Base. You may contact us at 1-877-925-0501 for information about your Benefit Base.

Treatment of a Distribution During the Accumulation Phase
At the time of any partial or periodic Distribution, if the Covered Person is 59  1⁄2 years of age or older, you may elect to begin the GAW Phase (as described below) and begin receiving GAWs at that time. If you choose not to begin the GAW Phase, the Distribution will be treated as an Excess Withdrawal and will reduce your Covered Fund Value and your Benefit Base (as described above).
If the Covered Person is not yet 59  1⁄2 years old, then any partial or periodic Distribution will be treated as an Excess Withdrawal as described above.
Any Distribution made during the Accumulation Phase to satisfy any contribution limitation imposed under federal law will be considered an Excess Withdrawal at all times. You should consult a qualified tax advisor regarding contribution limits and other tax implications.

Death During the Accumulation Phase

Qualified Certificates
If a GLWB Elector dies before the Initial Installment Date, the GLWB will terminate and the Covered Fund Value shall be paid to the Beneficiary in accordance with the terms of the Investment Portfolio (unless an election is made by a Spouse Beneficiary as provided below).

A Spouse Beneficiary may elect to become a new GLWB Elector and maintain the deceased GLWB Elector’s current Benefit Base (or proportionate share if multiple Beneficiaries) as of the date of death. A Spouse Beneficiary may also establish a new Account with a new Benefit Base based on the current Covered Fund Value on the date the Account is established. In either situation, the Spouse Beneficiary shall become a GLWB Elector and the Ratchet Date will be the date when his or her Account is established.
A non-Spouse Beneficiary cannot elect to maintain the current Benefit Base but may elect to establish a new GLWB. The Benefit Base and Certificate Election Date will be based on the current Covered Fund Value on the date his or her Account is established.

Nonqualified Certificates
If a GLWB Elector dies before the Initial Installment Date, the GLWB will terminate and the Covered Fund Value shall be paid to the Beneficiary in accordance with the terms of the Investment Portfolio (unless an election is made by a Spouse Beneficiary as provided in this section). A Spouse Beneficiary who was legally married to the deceased Certificate Owner under applicable Federal law as of the date of death may elect to become the sole Certificate Owner and may maintain the deceased GLWB Elector’s current Benefit Base as of the date of death. A Spouse Beneficiary also has the option to establish a new Account with a new Benefit Base based on the current Covered Fund Value on the date the Account is established, in which case a new Certificate will be issued to the Spouse. In either situation, the Spouse Beneficiary shall become the sole Certificate Owner, Covered Person and GLWB Elector, and the Ratchet Date will be the date when his or her Account is established.
For both Qualified and Nonqualified Certificates, the new GLWB Elector will be subject to all terms and conditions of the Certificate, Investment Portfolio and the Code, if applicable. Any election made by a Beneficiary is irrevocable.

THE GAW PHASE
The GAW Phase begins when you elect to receive GAWs under the Certificate. The GAW Phase continues until the Covered Fund Value reaches zero and the Settlement Phase begins.
The GAW Phase cannot begin until all Covered Persons attain age 59  1⁄2. Further, for Qualified Certificates the IRA must be eligible to begin distributions under the Code. The Code generally permits distributions from IRAs at any time (subject to a penalty tax in some cases), as do most (but not all) IRAs. Installments will not begin until Great-West receives appropriate and satisfactory information about the age of the Covered Person(s) in good order and in manner reasonably satisfactory to Great-West.
In order to initiate the GAW Phase, you must submit a written Request to Great-West. At that time, you must provide sufficient documentation in good order and in a manner reasonably satisfactory to Great-West for Great-West to determine the age of each Covered Person.
Because the GAW Phase cannot begin until all Covered Persons under the Certificate attain age 59  1⁄2, any Distributions taken before then will be considered Excess Withdrawals and will be deducted from the Covered Fund Value and Benefit Base. See "The Accumulation Phase," above for more information. No Certificate Contributions may be made to the Covered Fund(s) on and after the Initial Installment Date, which is the date that GAWs begin.
Because of decreasing life expectancy as you age, in certain circumstances, the longer you wait to start taking GAWs, the less likely it is that you will benefit from your Certificate. On the other hand, the earlier you begin taking GAWs, the lower the GAW Percentage you will receive and therefore the lower your GAWs (if any) will be. You should talk to your advisor before initiating the GAW Phase to determine the most financially beneficial time for you to begin taking GAWs.

Installments
It is important that you understand how the GAW is calculated because it will affect the benefits you receive under the Certificate. Once the GAW Phase has been initiated and the age of the Covered Person(s) is verified, we will determine the amount of the GAW.
To determine the amount of the GAW, we will compare the current Benefit Base to the current Covered Fund Value on the Initial Installment Date. If the Covered Fund Value is greater than the Benefit Base, we will increase the Benefit Base to equal the Covered Fund Value, and the GAW will be based on the increased Benefit Base amount.
During the GAW Phase, your Benefit Base may receive an annual adjustment. This adjustment is discussed below under Potential Annual Adjustments to Your GAW Amount, and, if applicable, will occur on your Ratchet Date. Your Ratchet Date will become the anniversary of Initial Installment Date and will no longer be the anniversary of the Certificate Election Date as it was during the Accumulation Phase.
We use your Benefit Base to calculate the GAW you receive. However, even though the Benefit Base may be adjusted annually, your GAW% will not change unless there is an Interest Rate Reset of the GAW%. See "The GAW Phase— Annual Review of Your GAW%," below.
It is important to note that Installments during the GAW Phase will reduce your Covered Fund Value on a dollar-for-dollar basis, but they will not reduce your Benefit Base.

Calculation of Installment Amount
The GAW% is based in part on the age of the Covered Person(s) as of the date we calculate the first Installment and the current 10-year Treasury Yield as of the previous weekly closing yield as of the last Business Day of the week prior to beginning Installments. If there are two Covered Persons, the GAW% is based on the age of the younger Covered Person and the Age Adjustment is multiplied by the Joint Withdrawal Adjustment of 0.90.
The GAW% for a Single Covered Person is calculated by multiplying the 10YR by the Age Adjustment, subject to a minimum and maximum GAW%, based on the following schedule:

Age Band	Adjustment Factor	GAW% Minimum	GAW% Maximum
59 1⁄2 - 64	0.7	3.0%	5.6%
65-69	1.0	4.0%	8.0%
70-74	1.1	4.5%	8.3%
75+	1.2	5.0%	8.5%
For Joint Covered Persons, the same calculation is used based on the age of the youngest Covered Person but an additional adjustment, the Joint Withdrawal Adjustment, of .90 is applied.
To calculate the GAW, we multiply the Benefit Base by the GAW%, based on the 10YR and the age of the youngest Covered Person on the Initial Installment Date. The amount of the Installment equals the GAW divided by the number of payments per year under the elected Installment Frequency Option, as described below.
Numerical Example of GAW Calculation

Scenario #1:	72 Year Old Single Covered Person
10YR = 5.0%
Benefit Base = $80,000 10 YR (5.0%) x Age Adjustment (1.10) = 5.5% GAW = $4,400 ($80,000 x 5.5%)

Scenario #2:	60 Year Old Single Covered Person
10YR = 3.7%
Benefit Base = $80,000
10 YR (3.7%) x Age Adjustment (.70) = 2.59%
If 2.59% is less than the applicable minimum GAW% the GLWB Elector will receive the applicable minimum GAW%;
The applicable minimum GAW% for a 60 year old is 3.0%.
Therefore, the GAW = $2,400 ($80,000 x 3.0%)

Numerical Example of GAW Calculation, Joint Covered Persons

Scenario #3:	68 Year Old Joint Covered Person with a 63 Year Old Spouse
10YR = 6.0%
Benefit Base = $80,000 10 YR (6.0%) x Age Adjustment (.70) x Joint Withdrawal Adjustment (.90) = 3.78% GAW = $3,024 ($80,000 x 3.78%)

Scenario #4:	71 Year Old Joint Covered Person with a 65 Year Old Spouse
10YR = 3.0%
Benefit Base = $80,000
3.0% is less than the applicable minimum GAW% for a 65 year old Covered Person, so apply the minimum (4.0%), then apply the joint adjustment of 0.90
GAW = $2,880 ($80,000 x 4.0% x 0.90)

On the Initial Installment Date, we compare the current Benefit Base to the current Covered Fund Value. If the Covered Fund Value is greater than the Benefit Base, we will increase the Benefit Base to equal the Covered Fund Value, and the GAW will be based on the increased Benefit Base amount. See "Installments," above.
Any election which affects the calculation of the GAW is irrevocable. Please consider all relevant factors when making an election to begin the GAW Phase. For example, an election to begin receiving Installments based on a sole Covered Person cannot subsequently be changed to joint Covered Persons once the GAW Phase has begun. Similarly, an election to receive Installments based on joint Covered Persons cannot subsequently be changed to a sole Covered Person, nor can the beneficiary designation of a joint election be changed.

Installment Frequency Options
Your Installment Frequency Options are as follows:
(a) Annual – the GAW will be paid on the Initial Installment Date and each anniversary annually, or next business day, thereafter.
(b) Semi-Annual – half of the GAW will be paid on the Initial Installment Date and in Installments every 6 month anniversary, or next business day, thereafter.
(c) Quarterly – one quarter of the GAW will be paid on the Initial Installment Date and in Installments every 3 month anniversary, or next business day, thereafter.
(d) Monthly – one-twelfth of the GAW will be paid on the Initial Installment Date and in Installments every monthly anniversary, or next business day, thereafter.
You may Request to change the Installment Frequency Option starting on each Ratchet Date during the GAW Phase.

Lump Sum Distribution Option
At any time during the GAW Phase, if you are receiving Installments more frequently than annually, you may elect to take a lump sum Distribution up to the remaining scheduled amount of the GAW for that year.
Numerical Example of Lump Sum Distribution
Assume the following:
GAW = $4,800 with a monthly distribution of $400
Three monthly Installments have been made (3 x $400 = $1,200)
Remaining GAW = GAW – paid Installments to date = $4,800 - $1,200 = $3,600
So, a Lump Sum Distribution of $3,600 may be taken.

Suspending and Re-Commencing Installments After a Lump Sum Distribution
It is your responsibility to Request the suspension of the remaining Installments that are scheduled to be paid during the year until the next Ratchet Date and to re-establish Installments upon the next Ratchet Date, if applicable. If you choose not to suspend the remaining Installments for the year, an Excess Withdrawal may occur. See "Effect of Excess Withdrawals During the GAW Phase," described below.
After receiving a Lump Sum Distribution and suspending Installments, you must notify Great-West that you wish to recommence Installment payments for the next year. Great-West must receive notice 30 calendar days before the next Ratchet Date that you wish to recommence payments; otherwise, Great-West will not make any Installments. The Ratchet Date will not change if Installments are suspended.

Annual Review of Your GAW%
Once a year, on your Ratchet Date, we will review your GAW and may make an adjustment by increasing your GAW amount. This adjustment, if applicable, will be made either by an Interest Rate Reset or by a Ratchet. We first will determine whether an Interest Rate Reset is applicable. If an Interest Rate Reset is applicable, the GAW will automatically increase to the higher GAW amount. We then will determine if a Ratchet is applicable and results in a higher GAW. If neither calculation is applicable, then no adjustment to the GAW will be made.
Interest Rate Reset. For an Interest Rate Reset, we will calculate the GAW by multiplying the Covered Fund Value (excluding any amount over $5,000,000) by the current 10YR, subject to the initial calculation. To calculate the new GAW we will use the Adjustment Factor, the Minimum GAW%, and the Maximum GAW % applicable to your age when you began receiving GAWs and whether you elected single or joint covered persons. If the result is higher than the previous GAW, we will adjust the GAW to the higher amount and will adjust the Benefit Base to equal the current Covered Fund Value. An adjustment to the Benefit Base will increase or decrease the Benefit Base, and therefore, will increase or decrease the Guaranteed Benefit Fee. See "Guarantee Benefit Fee," below.
Ratchet. Just like the Accumulation Phase, we will compare the Covered Fund Value to determine if it exceeds the Benefit Base. If so, we will adjust the Benefit Base to equal Covered Fund Value.
Numerical Example #1: Interest Rate Reset is Most Beneficial

Prior Year GAW
Prior Benefit Base	$461,814
Prior GAW%	4%
Prior GAW	$18,472.56

Inputs to Annual Review of your GAW%
1) Current Covered Fund Value	$454,843
2) Current 10 YR	4.10%

Factors determining Initial Calculation

3) Single or Joint Withdrawals	Single
4) Age withdrawals Started	65
Comparison Calculations
#1: Interest Rate Reset

GAW% using Initial Calculation: 10 YR (4.10%) x Age Adj (1.00)	4.10%
Interest Rate Reset GAW: $454,843 x 4.10%	$18,648.56

#2: Ratchet

Is 454,843 higher than 461,814?	No
NA, Covered Fund Value less than Prior Benefit Base	NA
Ratchet GAW: NA	NA
Highest Calculation and Resulting GAW

New GAW: Greatest of Prior GAW (18,472.56) and Interest Rate Reset GAW (18,648.56)	$18,648.56
New Benefit Base Based on Interest Rate Reset GAW: $454,843 x 4.10%	$454,843
New GAW% Based on Interest Rate Reset GAW: $454,843 x 4.10%	4.10%

Numerical Example #2: Ratchet is Most Beneficial

Prior Year GAW
Prior Benefit Base	$250,000
Prior GAW%	5%
Prior GAW	$12,500

Inputs to Annual Review of your GAW%
1) Current Covered Fund Value	$275,000
2) Current 10 YR	4.80%

Factors determining Initial Calculation

3) Single or Joint Withdrawals	Single
4) Age withdrawals Started	65
Comparison Calculations
#1: Interest Rate Reset

GAW% using Initial Calculation: 10 YR (4.80%) x Age Adj (1.00)	4.80%
Interest Rate Reset GAW: $275,000 x 4.80%	$13,200
#2: Ratchet

Is 275,000 higher than 250,000?	Yes
Current Covered Fund Value	$275,000
Ratchet GAW: 275,000 x 5%	$13,750
Highest Calculation and Resulting GAW

New GAW: Greatest of Prior GAW (12,500) and Ratchet GAW (13,750) and Interest Rate Reset GAW (13,200)	$13,750
New Benefit Base Based on Ratchet GAW: 275,000 x 5%	$275,000
New GAW% Based on Ratchet GAW: 275,000 x 5%	5%

Numerical Example #3: Neither Ratchet nor Interest Rate Reset is Beneficial

Prior Year GAW
Prior Benefit Base	$120,000
Prior GAW%	5.50%
Prior GAW	$6,600

Inputs to Annual Review of your GAW%
1) Current Covered Fund Value	$100,000
2) Current 10 YR	4.50%

Factors determining Initial Calculation

3) Single or Joint Withdrawals	Single
4) Age withdrawals Started	70
Comparison Calculations
#1: Interest Rate Reset

GAW% using Initial Calculation: 10 YR (4.50%) x Age Adj (1.10)	4.95%
Interest Rate Reset GAW: $100,000 x 4.95%	$4,950
#2: Ratchet

Is 100,000 higher than 120,000?	No
NA, Covered Fund Value less than Prior Benefit Base	NA
Ratchet GAW: NA	NA
Highest Calculation and Resulting GAW

New GAW: Greatest of Prior GAW (6,600) and Interest Rate Reset GAW (4,950)	$6,600
New Benefit Base Based on Prior GAW	$120,000
New GAW% Based on Prior GAW	5.50%

Numerical Example #4: When Interest Rate Reset is More Beneficial than Ratchet

Prior Year GAW
Prior Benefit Base	$120,000
Prior GAW%	5.50%

Prior GAW	$6,600

Inputs to Annual Review of your GAW%
1) Current Covered Fund Value	$90,000
2) Current 10 YR	7%

Factors determining Initial Calculation

3) Single or Joint Withdrawals	Single
4) Age withdrawals Started	70
Comparison Calculations
#1: Interest Rate Reset

GAW% using Initial Calculation: 10 YR (7%) x Age Adj (1.10)	7.70%
Interest Rate Reset GAW: $90,000 x 7.70%	$6,930
#2: Ratchet

Is 90,000 higher than 120,000?	No
NA, Covered Fund Value less than Prior Benefit Base	NA
Ratchet GAW: NA	NA
Highest Calculation and Resulting GAW

New GAW: Greatest of Prior GAW (6,600) and Interest Rate Reset GAW (6,930)	$6,930
New Benefit Base Based on Interest Rate Reset GAW: $90,000 x 7.70%	$90,000
New GAW% Based on Interest Rate Reset GAW: $90,000 x 7.70%	7.70%

Numerical Example #5: When Ratchet is More Beneficial than Interest Rate Reset

Prior Year GAW
Prior Benefit Base	$120,000
Prior GAW%	5.50%
Prior GAW	$6,600

Inputs to Annual Review of your GAW%
1) Current Covered Fund Value	$140,000
2) Current 10 YR	4%

Factors determining Initial Calculation

3) Single or Joint Withdrawals	Single
4) Age withdrawals Started	70
Comparison Calculations
#1: Interest Rate Reset

GAW% using Initial Calculation: 10 YR (4%) x Age Adj (1.10) is less than Min, so Min (4.50%)	4.50%
Interest Rate Reset GAW: $140,000 x 4.50%	$6,300
#2: Ratchet

Is 140,000 higher than 120,000?	Yes
Current Covered Fund Value	$140,000
Ratchet GAW: 140,000 x 5.50%	$7,700
Highest Calculation and Resulting GAW

New GAW: Greatest of Prior GAW (6,600) and Ratchet GAW (7,700) and Interest Rate Reset GAW (6,300)	$7,700
New Benefit Base Based on Ratchet GAW: 140,000 x 5.50%	$140,000
New GAW% Based on Ratchet GAW: 140,000 x 5.50%	5.50%

Types of Excess Withdrawals
During the GAW Phase, to the extent a Distribution or Transfer, including a Transfer from one Covered Fund to another, causes total withdrawals in the year to exceed the GAW, an Excess Withdrawal will occur. An Excess Withdrawal will reduce your Benefit Base and Covered Fund Value. During the GAW Phase, if you Transfer any amount out of out of a Covered Fund, then you will be prohibited from making any Transfers to the same Covered Fund for at least ninety (90) calendar days.

Fees Associated with the Investment Portfolio
You may make a withdrawal of up to 1.5% of the Covered Fund Value to pay for asset management or advisory service fees associated with the Investment Portfolio without the withdrawal being considered an Excess Withdrawal. If these fees exceed 1.5% of the Covered Fund Value, and the entire amount of the fees are withdrawn from the Covered Fund Value, to the extent the amount withdrawn is above the 1.5% limit and causes total withdrawals in the year to exceed the GAW, the fees will be considered an Excess Withdrawal and will reduce the Benefit Base as described above.

Effect of Excess Withdrawals During the GAW Phase
After the Initial Installment Date, a Distribution or Transfer that is greater than the GAW will be considered an Excess Withdrawal. We will reduce the Benefit Base by the ratio of the new Covered Fund Value (after the Excess Withdrawal) to the previous Covered Fund Value before the Excess Withdrawal.
If an Excess Withdrawal occurs, the GAW and current Benefit Base will be adjusted on the next Ratchet Date. When the Benefit Base is greater than the Covered Fund Value, an Excess Withdrawal may reduce your future benefits by more than the dollar amount of the Excess Withdrawal.
Numerical Example Effect of Excess Withdrawals During the GAW Phase
Assume the following:
Covered Fund Value before GAW = $55,000
Benefit Base = $100,000
GAW%: 5%
GAW Amount = $100,000 x 5% = $5,000
Total annual withdrawal: $10,000
So,
Excess Withdrawal = $10,000 – $5,000 = $5,000
Covered Fund Value after GAW = $55,000 – $5,000 = $50,000

Covered Fund Value after Excess Withdrawal = $50,000 – $5,000 = $45,000
Covered Fund Value Adjustment due to Excess Withdrawal = $45,000/$50,000 = 0.90
Adjusted Benefit Base = $100,000 x 0.90 = $90,000
Adjusted GAW Amount = $90,000 x 5% = $4,500
If the Certificate is held as part of your IRA, any withdrawals taken during the GAW Phase to meet required minimum distribution requirements, in the proportion of your Covered Fund Value to your overall IRA balance (and not taking into account any other IRAs you own), will be deemed to be within the contract limits for your Certificate and will not be treated as Excess Withdrawals. The required minimum distribution shall not exceed the required minimum distribution amount calculated under the Code and regulations issued thereunder as in effect on the Certificate Date. In the event of a dispute about the required minimum distribution amount, our determination will govern.
Note: The Certificate does not require us to warn you or provide you with notice regarding potentially adverse consequences that may be associated with any withdrawals or other types of transactions involving your Covered Fund. You should carefully monitor your Covered Fund, any withdrawals from your Covered Fund, and any changes to your Benefit Base. You may contact us at 1-877-925-0501 for information about your Benefit Base.

Death During the GAW Phase

Qualified Certificates
If a GLWB Elector Dies After the Initial Installment Date as a Single Covered Person
If the GLWB Elector dies after the Initial Installment date without a second Covered Person, the GLWB will terminate and no further Installments will be paid. If the death occurs before the Settlement Phase, the remaining Covered Fund Value shall be distributed to the Beneficiary in accordance with the terms of the Investment Portfolio. If permitted by the Investment Portfolio and the Code, if applicable, the GLWB Elector’s Beneficiary may elect to become a GLWB Elector in which event an initial Benefit Base shall be established.
If a GLWB Elector Dies After the Initial Installment Date while Joint Covered Person is Living
Or
If a Joint Covered Person Dies After the Initial Installment Date while a GLWB Elector is Living
Upon the death of an GLWB Elector after the Initial Installment Date, and while the joint Covered Person is still living, the joint Covered Person/Beneficiary may elect to become a GLWB Elector (if permitted by the terms of the Investment Portfolio and the Code, if applicable) and he or she will acquire all rights under the Certificate and continue to receive GAWs based on the original GLWB Elector’s election. Installments may continue to be paid to the surviving Covered Person based on the applicable GAW% for Joint Covered Persons. Installments will continue to be paid to the surviving Covered Person until his or her death and, upon death, the surviving Covered Person’s beneficiary will receive any remaining Covered Fund Value. Alternatively, he or she may elect to receive his or her portion of the Covered Fund Value as a lump sum Distribution or can separately elect to become a GLWB Elector pursuant the terms of the Certificate. In either situation the Ratchet Date will be the date when the Account is established.

Nonqualified Certificates
If a GLWB Elector Dies After the Initial Installment Date as a Single Covered Person
If a GLWB Elector dies after the Initial Installment date without a second Covered Person, the GLWB will terminate and no further Installments will be paid. If the death occurs before the Settlement Phase, the remaining Covered Fund Value shall be distributed to the Beneficiary in accordance with the terms of the Investment Portfolio. If permitted by the Investment Portfolio and the Code, if applicable, the Beneficiary may elect to have a new Certificate issued with the Beneficiary as the sole Certificate Owner, Covered Person and GLWB Elector, in which event an initial Benefit Base shall be established.
If a GLWB Elector Dies After the Initial Installment Date while Joint Covered Person is Living
Or
If a Joint Covered Person Dies After the Initial Installment Date while a GLWB Elector is Living

In the case of a Nonqualified Certificate, upon the death of a GLWB Elector after the Initial Installment Date, and while a Joint Covered Person on the date of death who is also a Spouse is still living, the surviving Covered Person may elect to become the sole Certificate Owner, Covered Person and GLWB Elector (if permitted by the terms of the Investment Portfolio and the Code, if applicable), and he or she will acquire all rights under the Certificate and continue to receive GAWs based on the original Certificate Owner/GLWB Elector’s election. Installments may continue to be paid to the surviving Covered Person based on the applicable GAW% for Joint Covered Persons. Installments will continue to be paid to the surviving Covered Person until his or her death and, upon death, the surviving Covered Person’s beneficiary will receive any remaining Covered Fund Value if such death occurs before the Settlement Phase. Alternatively, the surviving Covered Person may elect to receive his or her portion of the Covered Fund Value as a lump sum Distribution. In either situation the Ratchet Date will be the date when the Account is established.
For both Qualified and Nonqualified Certificates, the new GLWB Elector will be subject to all terms and conditions of the Certificate, Investment Portfolio and the Code, if applicable. Any election made by a Beneficiary is irrevocable.

THE SETTLEMENT PHASE
The Settlement Phase begins when the Covered Fund Value has been reduced to zero as a result of negative Covered Fund performance, the Guarantee Benefit Fee, certain other fees that are not directly associated with the Certificate or Group Contract (e.g., IRA or brokerage fees, advisory fees), and/or GAWs, but the Benefit Base is still positive. It is also important to understand that the Settlement Phase is the first time that we use our own money to make Installments to you. During the GAW Phase, the GAWs are made first from your own investment.
Installments continue for your life under the terms of the Certificate, but all other rights and benefits under the Certificate will terminate. Installments will continue in the same frequency as previously elected, and cannot be changed during the
Settlement Phase. If the Covered Fund Value is less than the amount of the final Installment in the GAW Phase, Great-West will pay the Installment within 7 days from the Installment Date. Distributions and Transfers are not permitted during the Settlement Phase.
During the Settlement Phase, the Guarantee Benefit Fee will not be deducted from the Certificate or from the Installments.
When the last Covered Person dies during the Settlement Phase, the Certificate will terminate and no Installments will be paid to the Beneficiary.

EXAMPLES OF HOW THE CERTIFICATE WORKS
A note about the examples:

•	All Certificate Contributions are assumed to be at the end of the year and occur immediately before the next Ratchet Date.

•	All withdrawals are assumed to be at the beginning of the year and occur on the Ratchet Date.

•	All positive investment performance of the Covered Fund is assumed to be net of investment management fees.

•	In all of the examples, you have access to your Covered Fund Value until it is depleted:

•	If you die before the Covered Fund Value is depleted, the remaining Covered Fund Value would be available to your Beneficiary.

•	If you need to take a withdrawal in excess of your GAW, you may take up to the Covered Fund Value, which will be considered an Excess Withdrawal.
Example 1 – Basic: Assume you buy the Certificate at age 65 and start taking GAWs in annual Installments immediately. Also, assume that the Covered Fund Value (net of investment management fees) decreases by 10% in the first two years and increases by 5% every year thereafter.
Details:

•	Sole Covered Person

•	Initial Covered Fund Value: $500,000

•	10 Year Treasury Yield at time withdrawals start: 5%

•	GAW Percent: 5%

•	GAW Amount: $500,000 x 5% = $25,000

•	Guarantee Benefit Fee: 1.00% of Benefit Base

•	Changes in Covered Fund Value (net of investment management fees):

•	Year 1: -10%, Year 2: -10%, Years 3+: 5%
Result:

•	You annually withdraw $25,000 from your Covered Fund until age 83 when the Covered Fund is depleted as a result of your Guaranteed Annual Withdrawal and the Guarantee Benefit Fee:

•	Starting at age 84, we continue to pay Installments of $25,000 each year for your life.

Illustration:

Example 2 – Ratchet: Assume you buy the Certificate at age 55 and start taking GAWs in annual Installments at age 65. Also, assume that the Covered Fund Value (net of investment management fees) increases by 5% in years 1 through 7, decreases by 10% in years 8 through 11, and increases by 5% thereafter.
Details:

•	Sole Covered Person

•	Initial Covered Fund Value: $500,000

•	10 Year Treasury Yield at time withdrawals start: 5%

•	GAW Percent: 5%

•	Guarantee Benefit Fee: 1.00% of Benefit Base

•	Changes in Covered Fund Value (net of investment management fees):

•	Years 1 through 7: 5%, Years 8 through 11: -10%, Years 12+: 5%
Result:

•	Positive Covered Fund performance through year 7 results in a Covered Fund Value of $657,144 on your Ratchet Date.

•	Your Benefit Base Ratchets to $657,144.

•	Covered Fund Value at the beginning of year 10 is $461,932, but GAWs are based on the Benefit Base, which is $657,144.

•	GAWs are $657,144 x 5% = $32,857.

•	You annually withdraw $32,857 from your Covered Fund until about age 78 when the Covered Fund is depleted:

•	At age 78, your Covered Fund Value is $26,470.

•	You withdraw the $26,470 which depletes the Covered Fund and you are now in Settlement Phase. We provide the remaining $6,387 necessary to make the Installment $32,857.

•	We continue to pay Installments of $32,857 each year for your life.

Illustration:

Example 3 – Additional Certificate Contributions: Assume you buy the Certificate at age 55 and you make annual Certificate Contributions of $2,500 until you start taking GAWs in annual Installments at age 65. Also, assume that the Covered Fund Value (net of investment management fees) decreases by 5% in years 1 through 10 and increases by 5% thereafter.
Details:

•	Sole Covered Person

•	Initial Covered Fund Value: $500,000

•	Additional Annual Certificate Contributions until GAWs Begin: $2,500

•	10 Year Treasury Yield at time withdrawals start: 5%

•	GAW Percent: 5%

•	Guarantee Benefit Fee: 1.00% of Benefit Base

•	Changes in Covered Fund Value (net of investment management fees):

•	Years 1 through 10: -5%, Years 11+: 5%
Result:

•	Poor Covered Fund performance in years 1 through 10 results in a Covered Fund Value of $279,097 at the end of year 10.

•	Your Benefit Base at the end of year 10 is $525,000 as a result of the additional Certificate Contributions in years 1 through 10.

•	GAWs are $525,000 x 5% = $26,250.

•	You annually withdraw $26,250 from your Covered Fund until about age 76 when the Covered Fund is depleted:

•	At age 76, your Covered Fund Value is $9,806.

•	You withdraw the $9,806 which depletes the Covered Fund and you are now in Settlement Phase. We provide the remaining $16,444 necessary to make the Installment $26,250.

•	We continue to pay Installments of $26,250 each year for your life.

Illustration:

GUARANTEE BENEFIT FEE
After you purchase your Certificate, you are required to pay the Guarantee Benefit Fee. The current Guarantee Benefit Fee is set forth in your Certificate, and is a percentage of the GLWB Elector’s Benefit Base as of the date of deduction. We will deduct the Guarantee Benefit Fee quarterly in arrears as a separate charge from your Covered Fund Value by having your Financial Services Provider redeem the number of fund shares of your Covered Fund(s) equal to the Guarantee Benefit Fee. The redemption proceeds will then be remitted to us as payment of the Guarantee Benefit Fee. The first Guarantee Benefit Fee calculated will be pro-rated based on the portion of the quarter of the Certificate Election Date.
We reserve the right to change the frequency of the deduction, but will notify the GLWB Elector and the Group Contract Owner in writing at least thirty (30) calendar days before the change. Because your Benefit Base may not exceed $5,000,000, we will not charge the Guarantee Benefit Fee on an amount of your Covered Fund Value that exceeds $5,000,000. Upon termination of the Certificate, a final pro-rated Guarantee Benefit Fee will be deducted based on the portion of the last quarter that the GLWB Certificate was in effect.
Currently the Guarantee Benefit Fee is 1.00% and is subject to a minimum of 0.70% and a maximum of 1.50%. This is the guaranteed maximum or minimum Guarantee Benefit Fee we can ever charge for your Certificate. We may change the current fee within this minimum and maximum range at any time upon thirty (30) days written notice to you. We determine the Guarantee Benefit Fee based on observations of a number of experience factors, including, but not limited to, interest rates, volatility, investment returns, expenses, mortality, and lapse rates. We reserve the right to change the Guarantee Benefit Fee at our discretion and for any reason, whether or not these experience factors change (although we will never increase the fee above the maximum or decrease the fee below the minimum). We do not need the happening of any event before we may change the Guarantee Benefit Fee.

The Guarantee Benefit Fee is in addition to any charges that are imposed in connection with advisory, custodial, and other services, and charges imposed by the mutual funds in which you invest.
At the time we calculate the Guarantee Benefit Fee, the Covered Fund Value may be less than the Benefit Base:
Example of how the Guarantee Benefit Fee is Computed (Covered Fund Value is Less Than Benefit Base)
Date: 1/31/2013
Covered Fund Value = $100,000
Benefit Base = $125,000
Guarantee Benefit Fee = 1.00% x Benefit Base / 4
Guarantee Benefit Fee = 1.00% x $125,000 / 4 = $312.50

At the time we calculate the Guarantee Benefit Fee, the Covered Fund Value may be greater than the Benefit Base:
Example of how the Guarantee Benefit Fee is Computed (Covered Fund Value is Greater Than Benefit Base)
Date: 1/31/2013
Covered Fund Value = $130,000
Benefit Base = $125,000
Guarantee Benefit Fee = 1.00% x Benefit Base / 4
Guarantee Benefit Fee = 1.00% x $125,000 / 4 = $312.50
The Guarantee Benefit Fee compensates us for the costs and risks we assume for providing the Certificate (including marketing, administration, and profit).
If we do not receive the Guarantee Benefit Fee (except during Settlement Phase), including as a result of the failure of your Financial Services Provider to submit it to us, the Certificate will terminate as of the date that the fee is due. However, if your Financial Services Provider is an affiliate of Great-West, a failure of your Financial Services Provider to submit the Guarantee Benefit Fee to us will not result in the termination of the Certificate.

Will you pay the same amount (in dollars) for the Withdrawal Guarantee every quarter?
Example 1: Covered Fund Value Declines, but Guarantee Benefit Fee does not change
Date: 1/31/2013
Covered Fund Value = $100,000
Benefit Base = $125,000
Guarantee Benefit Fee = 1.00% x Benefit Base / 4
Guarantee Benefit Fee = 1.00% x $125,000 / 4 = $312.50
Date: 4/30/2013
Covered Fund Value = $90,000
Benefit Base = $125,000
Guarantee Benefit Fee = 1.00% x Benefit Base / 4
Guarantee Benefit Fee = 1.00% x $125,000 / 4 = $312.50
Note: in this example, the Guarantee Benefit Fee stays the same even though Covered Fund Value declined. This could be the result of negative Covered Fund performance.
Example 2: Covered Fund Value Increases, but Guarantee Benefit Fee does not change
Date: 1/31/2013
Covered Fund Value = $100,000
Benefit Base = $125,000
Guarantee Benefit Fee = 1.00% x Benefit Base / 4
Guarantee Benefit Fee = 1.00% x $125,000 / 4 = $312.50
Date: 4/30/2013

Covered Fund Value = $120,000
Benefit Base = $125,000
Guarantee Benefit Fee = 1.00% x Benefit Base / 4
Guarantee Benefit Fee = 1.00% x $125,000 / 4 = $312.50
Note: in this example, the Guarantee Benefit Fee stays the same even though the Covered Fund Value increased.
Example 3: Covered Fund Value Increases causing a Ratchet, Guarantee Benefit Fee increases
Date: 1/31/2013
Covered Fund Value = $100,000
Benefit Base = $125,000
Guarantee Benefit Fee = 1.00% x Benefit Base / 4
Guarantee Benefit Fee = 1.00% x $125,000 / 4 = $312.50
Ratchet Date: 2/15/2013
Covered Fund Value = $130,000
Benefit Base = $130,000
Date: 4/30/2013
Covered Fund Value = $120,000
Benefit Base = $130,000
Guarantee Benefit Fee = 1.00% x Benefit Base / 4
Guarantee Benefit Fee = 1.00% x $130,000 / 4 = $325

DIVORCE PROVISIONS UNDER THE CERTIFICATE
To comply with applicable tax law, the provisions under the Certificate regarding divorce are different depending on whether the Certificate is a Qualified Certificate or a Nonqualified Certificate.

Divorce Provisions for Qualified Certificates

Divorce During the Accumulation Phase
If a Decree is issued of the Code during the Accumulation Phase, Great-West will make payment(s) to the Alternate Payee and/or establish an Account on behalf of the Alternate Payee named in the Decree. The Alternate Payee is responsible for submitting a Request to begin Distributions in accordance with the Code.
If the Alternate Payee named in the Decree is the GLWB Elector’s Spouse during the Accumulation Phase, he or she may elect to become a GLWB Elector and either (a) maintain the current Benefit Base of the previous GLWB Elector, divided pursuant to the terms of the Decree; or (b) establish a new Benefit Base based on the current Covered Fund Value on the date his or her Account is established. The Alternate Payee will continue as a GLWB Elector. If the Alternate Payee elects to maintain the current Benefit Base, the Benefit Base will be divided between the GLWB Elector and the Alternate Payee in the same proportion as their respective Covered Fund Values pursuant to the terms of the Decree In either situation, the Alternate Payee’s Certificate Election Date shall be the date the Account is established.
A non-Spouse Alternate Payee cannot elect to maintain the current Benefit Base, or proportionate share, but may elect to establish a new GLWB. The Benefit Base and Certificate Election Date will be based on the current Covered Fund Value on the date his or her Account is established.
To the extent that the Alternate Payee becomes a GLWB Elector, she or he will be subject to all terms and conditions of the Certificate. Any election made by the Alternate Payee pursuant to this section is irrevocable.

Divorce During the GAW Phase
If a Decree is issued during the GAW Phase, Great-West will make payment to the Alternate Payee and/or establish an Account on behalf of the Alternate Payee named in a Decree approved during the Withdrawal Phase. The Alternate Payee shall be responsible for submitting a Request to begin Distributions in accordance with the Code.

Pursuant to the instructions in the Decree, if there is a single Covered Person, the Benefit Base and GAW will be divided in the same proportion as their respective Covered Fund Values as of the effective date of the Decree. The GLWB Elector may continue to receive the proportional GAWs after the accounts are split. If the Alternate Payee is the GLWB Elector’s Spouse, he or she may elect to receive his or her portion of the Covered Fund Value as a lump sum Distribution or can separately elect to become a GLWB Elector.
Pursuant to the instructions in the Decree, if there are two Covered Persons, the Benefit Base and GAW will be divided in the same proportion as their respective Covered Fund Values as of the effective date of the Decree. The GLWB Elector may continue to receive the proportional GAWs after the accounts are split, based on the amounts calculated pursuant to the joint Covered Person GAW%. If the Alternate Payee is the GLWB Elector’s Spouse, he or she may elect to receive his or her portion of the Covered Fund Value as a lump sum Distribution or can separately elect to continue proportionate GAWs in the Withdrawal Phase based on the amounts calculated pursuant to the applicable joint Covered Persons GAW% after the accounts are split. A new Installment Anniversary Date will be established for the Alternate Payee on the date the Accounts are split.
In the alternative, the Alternate Payee may establish a new GLWB in the Accumulation Phase with the Benefit Base based on the current Covered Fund Value on the date his or her Account is established.
To the extent that the Alternate Payee becomes a GLWB Elector, he or she will be subject to all terms and conditions of the Certificate, the terms of the IRA and the Code. Any election made by the Alternate Payee pursuant to this section is irrevocable.

Divorce During the Settlement Phase
If a Request in connection with a Decree is approved during the Settlement Phase, Great-West will divide the Installment pursuant to the terms of the Decree. Installments will continue pursuant to the lives of each payee.

Divorce provisions for Nonqualified Certificates

Divorce During the Accumulation Phase
If the Account is transferred or split pursuant to a settlement agreement or a court-issued divorce decree before the Initial Installment Date, the Certificate Owner(s) must immediately notify Great-West and provide any required information.
If the former Spouse of the Certificate Owner becomes the sole Owner of the Account by a settlement agreement or a court-issued divorce decree, the Certificate Owner may request that the Certificate be reissued with the former Spouse as the sole Certificate Owner, Covered Person and GLWB Elector; otherwise the Certificate will be terminated. If the Certificate is so reissued, the current Benefit Base will be maintained.
If the Account is divided between the Certificate Owner and the Certificate Owner’s former Spouse by a settlement agreement or a court-issued divorce decree, the Certificate Owner(s) may request: (a) for the Certificate to be reissued as one new Certificate with one of the former Spouses as sole Certificate Owner, Covered Person and GLWB Elector; or (b) for the Certificate to be reissued as two new Certificates, each with one of the former Spouses as Certificate Owner, Covered Person and GLWB Elector; otherwise, the Certificate will be terminated.
If the Certificate is reissued as one new Certificate, the Benefit Base will be proportionate to the share of the Covered Fund Value allocated to the former Spouse as of the date of reissuance. If the Certificate is reissued as two new Certificates, the Benefit Base will be divided in the same proportion as the respective Covered Fund Values as of the date of reissuance.
Any election made by the Spouse Beneficiary pursuant to this section is irrevocable.

Divorce During the GAW Phase
If the Account is transferred or split pursuant to a settlement agreement or a court-issued divorce decree after the Initial Installment Date but before the Settlement Phase, the Certificate Owner(s) must immediately notify Great-West and provide any required information.
If the former Spouse of the Certificate Owner becomes the sole Owner of the Account, the Certificate Owner(s) may request that the Certificate be reissued as a new Certificate with the former Spouse as the sole Certificate Owner, Covered Person and GLWB Elector; otherwise the Certificate will be terminated and any remaining Covered Fund Value shall be distributed to the former Spouse of the Certificate Owner in accordance with the terms of the Investment Portfolio. If the Certificate is reissued, the current Benefit Base will be maintained. A new GAW will be computed pursuant to the terms of the Certificate if and when the new

Certificate Owner becomes eligible and elects to receive the GAW. A new Ratchet Date will be established for the new Certificate Owner on the date the new Certificate is issued.
If the Account is divided between the Certificate Owner and the Certificate Owner’s former Spouse, the Certificate Owner(s) may request: (a) for the Certificate to be reissued as one new Certificate with one of the former Spouses as Certificate Owner, Covered Person and GLWB Elector; or (b) for the Certificate to be reissued as two new Certificates, each with one of the former Spouses as Certificate Owner, Covered Person and GLWB Elector; otherwise, the Certificate will be terminated.
If the Certificate is reissued as one new Certificate, the Benefit Base will be proportionate to the Certificate Owner’s share of the Covered Fund Value as of the date of reissuance. If the Certificate is reissued as two new Certificates, the Benefit Base will be divided in the same proportion as the respective Covered Fund Values as of the date of reissuance.
The GAWs will be calculated based on the applicable Single Covered Person GAW% after the Accounts are split, and new Ratchet Dates will be established for each Certificate on the date the Accounts are split. In the alternative, the former Spouse of the Certificate Owner may establish a new GLWB in the Accumulation Phase with the Benefit Base based on the current Covered Fund Value on the date his or her Account is established.
Any election made by the Spouse pursuant to this section is irrevocable.

Divorce During the Settlement Phase
If a Request is made in connection with a divorce, Great-West will divide the Installment pursuant to the terms of any settlement or divorce decree, but Installments will not continue beyond the date on which they would terminate had the divorce not occurred.

EFFECT OF ANNUITIZATION
If you elect to annuitize, if permitted by the terms of your Investment Portfolio, prior to the Initial Installment Date, the Certificate will terminate for those Covered Fund assets and the Guarantee Benefit Fee will not be refunded. Thereafter, the Certificate shall no longer be applicable with respect to amounts in the annuity payment option.
The amount to be applied to an annuity payment option is: (i) the portion of the Account value elected by GLWB Elector, less (ii) Applicable Tax, if any, less (iii) any fees and charges described in the Certificate. The minimum amount that may be applied under the elected annuity option is $5,000. If any payments to be made under the elected annuity payment option will be less than $50, Great-West may make the payments in the most frequent interval that produces a payment of at least $50.
Great-West will issue a certificate or other statement setting forth in substance the benefits, rights, and privileges to which such person is entitled under the Group Contract, to each Annuitant describing the benefits payable under the elected annuity payment option.

Election of Annuity Options
An Annuitant is required to elect an annuity payment option. The Annuitant must Request an annuity payment option or change an annuity payment option no later than 30 days prior to the Annuity Commencement Date elected by the GLWB Elector.
To the extent available under the Investment Portfolio, the annuity payment options are:

•	Income for Single Life Only

•	Income for Single Life with Guaranteed Period

•	Income for Joint Life Only

•	Income for Joint Life with Guaranteed Period

•	Income for a Specific Period

•	Any other form of annuity payment permitted under the Investment Portfolio, if acceptable to Great-West.
The annuity option that will always be available is the Income for Single Life Only Annuity. If this annuity option is elected, Great-West will make payments to the Annuitant at a frequency specified in the annuity certificate or other statement for the duration of the Annuitant’s lifetime. Payments will cease pursuant to the terms of the certificate or other statement.
Annuity purchase rates will be the same rates that are available for a Single Premium Immediate Annuity currently offered by Great-West at the time of annuitization.

TERMINATION OF THE GROUP CONTRACT

Either Great-West or the Group Contract Owner may terminate the Group Contract with advance written notice to the other party. The Group Contract termination date shall be the seventy-fifth (75th ) or next Business Day after the date written notice is received in the Administrative Offices in good order. Prior to the Group Contract termination date, Great-West and the Group Contract Owner may agree to an alternate Group Contract termination date.

If the Group Contract Owner or Great-West Terminates the Group Contract
If the Group Contract Owner or Great-West terminates the Group Contract, such termination will not adversely affect the Certificate Owner’s rights under the Group Contract, except that additional Certificate Contributions may not be invested in the Covered Fund(s) other than reinvested dividends and capital gains. You will still be obligated to pay the Guarantee Benefit Fee.

Other Termination
Your rights under the Group Contract and the Certificate will automatically terminate if: (i) your Financial Services Provider discontinues the use of the Covered Fund and a rollover or transfer is not applicable; (ii) Great-West is unable to collect the Guarantee Benefit Fee; or (iii) Great-West cannot effectively administer the Contract. If the Contract is automatically terminated, we will not refund the Guarantee Benefit Fee.
In addition, your rights under the Group Contract and the Certificate terminate if you terminate your Investment Portfolio, such as by making a full distribution of all of the assets in the Investment Portfolio, or move your Investment Portfolio to a provider that does not offer the Certificate. We will not refund the Guarantee Benefit Fee upon termination of the Investment Portfolio.

TERMINATION OF THE CERTIFICATE
The Certificate will terminate upon the earliest of:

a.	the date of death of a GLWB Elector during the Accumulation Phase (unless an election is made by a Beneficiary who is the Spouse of the GLWB Elector to continue the Certificate); or

b.	the date of death of the Certificate Owner after the Initial Installment Date if there is no surviving Covered Person; or

c.	the date of death of the last Covered Person during the Settlement Phase; or

d.
the date that you cancel the Certificate as a result of reducing the Covered Fund Value or the Benefit Base to zero prior to the Settlement Phase due to one or more Excess Withdrawals or by failing to pay the Guarantee Benefit Fee; or

e.	the date that we do not receive the Guarantee Benefit Fee (except during the Settlement Phase, when no fee is due); or

f.	the date that you annuitize some or all of the Covered Fund assets (the Certificate will terminate only with respect to the Covered Fund assets that are annuitized).
We will not provide Certificate Owners with notice prior to termination of the Certificate and the Guarantee Benefit Fee will not be refunded upon termination of the Certificate.
If the Group Contract has terminated, we will not accept any additional Certificate Contributions. If the Group Contract has not terminated, but the Certificate has terminated, then we will treat any new Certificate Contribution to a Covered Fund as a new election and will issue a new Certificate. We will calculate the Benefit Base based on the current Covered Fund Value on the date the new Certificate is established.

MISCELLANEOUS PROVISIONS

Periodic Communications to Certificate Owners
Account statements will be provided to you periodically by your Financial Services Provider, or its designated third party.

Amendments to the Group Contract and Certificate
The Group Contract and Certificate may be amended to conform to changes in tax or other law, including applicable regulations and rulings without the consent of the Certificate Owner or any person or to accommodate design changes. Amendments (if any) to accommodate design changes will be applicable only with respect to purchasers of new Certificates, unless the Company reasonably determines the change would be favorable for all existing Certificate Owners. We will provide notice and a copy of any such modification to the Certificate Owner as soon as reasonably practicable. Changes in the Group Contract and Certificate may need to be approved by the state insurance departments. The consent of the Group Contract Owner and/or Certificate Owner to an amendment will be obtained to the extent required by law.

Successor Trustee
We have entered into a Trust Agreement with the Group Contract Owner to establish and maintain a Trust for the purpose of making the guarantee available on a group basis and to obtain coverage on a group basis. The Group Contract Owner serves as the trustee. Pursuant to the terms of the Trust Agreement, the Group Contract Owner may not terminate the Trust until a successor trustee is named. If a successor trustee is named and the Trust is terminated, the Certificate Owner will not lose his or her rights under the Certificate.

Assignment
The interests of the Certificate Owner in the Certificate may not be transferred, sold, assigned, pledged, charged, encumbered, or, in any way, alienated.

Cancellation
Once you purchase the Certificate, you can cancel your Certificate by causing the Covered Fund Value or the Benefit Base to be reduced to zero prior to the Settlement Phase due to one or more Excess Withdrawals or by failing to pay the Guarantee Benefit Fee. However, if the Excess Withdrawal(s) occurs as a result of a same day Transfer between Covered Funds (i.e., shares of a Covered Fund are sold and shares of another Covered Fund are purchased on the same day), then your Certificate will not be canceled even if the Benefit Base of the Covered Fund(s) is reduced to zero.

Misstatements
We may require adequate proof of the age and death of the Annuitant, GLWB Elector or Covered Person(s) before processing a Request for GAWs and annuity payments. If the age of the Annuitant, GLWB Elector or Covered Person(s) has been misstated, the Installment or annuity payment established for him or her will be made on the basis or his or her correct age.
Any correction required due to misstatements may be corrected by Great-West, including increasing or decreasing future payments, in accordance with applicable law.

FINANCIAL CONDITION OF THE COMPANY
Many financial services companies, including insurance companies, have faced challenges in this unprecedented market environment, and we are not immune to those challenges. We know it is important for you to understand how these or similar events may affect our ability to meet guarantees that may be provided under your Certificate. The Certificate is not a separate account product, which means that no assets are set aside in a segregated or “separate” account to satisfy all obligations under the Certificates. Installments during Settlement Phase (if any) will be paid from our general account and, therefore, are subject to our claims paying ability. We issue other types of insurance policies and financial products as well, such as group variable annuities offered through retirement plans, term and universal life insurance, funding agreements, funding agreements backing notes and guaranteed investment contracts (“GICs”), and we also pay our obligations under these products from our assets in the general account. In the event of an insolvency or receivership, payments we make from our general account to satisfy claims under the contract would generally receive the same priority as our other policyholder obligations.
As an insurance company, we are required by state insurance regulation to hold a specified amount of reserves in order to meet all the contractual obligations of our general account to our contract owners. In order to meet our claims-paying obligations, we regularly monitor our reserves to ensure we hold sufficient amounts to cover actual or expected contract and claims payments. In addition, we actively hedge our investments in our general account. However, it is important to note that there is no guarantee that we will always be able to meet our claims paying obligations, and that there are risks to purchasing any insurance product.
State insurance regulators also require insurance companies to maintain a minimum amount of capital, which acts as a cushion in the event that the insurer suffers a financial impairment, based on the inherent risks in the insurer’s operations. These risks include those associated with losses that we may incur as the result of defaults on the payment of interest or principal on our general account assets, which include bonds, mortgages, general real estate investments, and stocks, as well as the loss in value of these investments resulting from a loss in their market value.
How to Obtain More Information. We encourage both existing and prospective Owners to read and understand our financial statements. We prepare our financial statements on both a statutory basis and according to Generally Accepted Accounting Principles (GAAP). If you would like a free copy of our financial statements filed on Form 10-K for the most recent fiscal year, call (877) 925-0501 or write to the Administrative Office. In addition, our financial statements filed on Form 10-K are available on the SEC’s website at www.sec.gov. You may also view our available statutory annual statement by visiting our website at www.greatwest.com.

You also will find on our website information on ratings assigned to us by one or more independent rating organizations. These ratings are opinions of an operating insurance company’s financial capacity to meet the obligations of its insurance and annuity contracts based on its financial strength and/or claims-paying ability.

TAXATION OF THE CERTIFICATE
The following is a general discussion based on our interpretation of current United States federal income tax laws. This discussion does not address all possible circumstances that may be relevant to the tax treatment of a particular Certificate Owner. In general, this discussion does not address the tax treatment of transactions involving investment assets held in your IRA except insofar as they may be affected by the holding of a Certificate. Further, it does not address the consequences, if any, of holding a Certificate under applicable federal estate tax laws or state and local income and inheritance tax laws. You should also be aware that the tax laws may change, possibly with retroactive effect. You should consult your own tax advisor regarding the potential tax implications of purchasing a Certificate in light of your particular circumstances.

In General
The Certificate is a novel and innovative instrument. While the Internal Revenue Service (“IRS”) recently issued favorable private letter rulings (“PLRs”) concerning products similar to the Certificate issued by other insurance companies, these rulings are not binding on the IRS with respect to the Certificate. Due to factual differences between the Certificate and the products involved in the PLRs, and their non-precedential nature, the analysis and rulings in the PLRs may not reflect the IRS’s current position with respect to the tax treatment of a Certificate or the effect (if any) of the purchase of a Certificate on the on the tax treatment of any transactions in your Account, or that a court will agree with our interpretations if the IRS challenges them. Please consult your own qualified tax advisor regarding the potential tax consequences of the Certificate in your particular circumstances.
Different tax rules apply to Qualified Certificates and Nonqualified Certificates, and the tax rules applicable to Qualified Certificates vary according to the type of IRA and the terms and conditions of the plan.
The Certificate provides that upon your death, a surviving Spouse may have certain continuation rights that he or she may elect to exercise for the Certificate’s death benefit and any joint-life coverage under the GLWB. All Certificate provisions relating to spousal continuation are available only to a person recognized as a spouse in the state where the couple was legally married. The term, Spouse, does not include a party to a registered domestic partnership, civil union, or similar formal relationship recognized under state law that is not denominated a marriage under that state's law. Consult a tax adviser for more information on this subject.

Qualified Certificates
If you purchase the Certificate to hold in an IRA account, the terms and conditions below will apply to your Certificate.
A Certificate may be used only with traditional IRAs and Roth IRAs (collectively, “IRAs”). A Certificate may be purchased by an IRA, including a brokerage account held under that IRA. A Certificate is not available as an Individual Retirement Annuity or for use with any other type of tax-qualified retirement plan.
The tax rules applicable to Certificates vary according to the type of IRA and the terms and conditions of the IRA. Adverse tax consequences may result if you do not ensure that contributions, distributions and other transactions with respect to the Certificate comply with the law. No attempt is made here to provide more than general information about the use of the Certificate with the IRA. Owners of IRAs, as well as beneficiaries, are cautioned that the rights of any person to any benefits under such IRA may be subject to the terms and conditions of the IRA itself or limited by applicable law, regardless of the terms and conditions of the Certificate.
A Certificate is available only with respect to the IRA for which the Certificate is purchased.

•	A Certificate is intended for purchase only by the trustee or custodian of an IRA.

•
We are not responsible for determining whether a Certificate complies with the terms and conditions of, or applicable law governing, any IRA. You are responsible for making that determination. Similarly, we are not responsible for administering any applicable tax or other legal requirements applicable to your IRA. You or a service provider for your IRA is responsible for determining that distributions, beneficiary designations, investment restrictions, charges and other transactions under a Certificate are consistent with the terms and conditions of your IRA and applicable law.

•	If your Spouse is a joint Covered Person, your Spouse must be your sole beneficiary under your IRA.

•
IRAs may be subject to required minimum distribution rules. Withdrawals during the GAW Phase from your Covered Fund Value taken to meet required minimum distribution requirements, in the proportion of your Covered Fund Value to your overall IRA balance (and not taking into account any other IRAs you own), will be deemed to be within the contract limits for your Certificate and will not be treated as Excess Withdrawals. The required minimum distribution shall not exceed the required minimum distribution amount calculated under the Code and regulations issued thereunder as in effect on the Certificate Date. In the event of a dispute about the required minimum distribution amount, our determination will govern.

•
IRAs can be terminated. You generally can choose to discontinue your own IRA, and either receive a distribution from the IRA or transfer it to another IRA provider. Also, most IRA providers reserve the right to resign from the IRA; if that happens, in most cases you can choose to have your IRA either distributed to you or transferred to another IRA provider. If your IRA is either distributed to you or transferred to another IRA provider that does not offer the Certificate, you will cause your Certificate to terminate.

Numerous changes have been made to the income tax rules governing IRAs as a result of legislation enacted during the past several years, including rules with respect to: maximum contributions, required distributions, penalty taxes on early or insufficient distributions, and income tax withholding on distributions. The following are general descriptions of the various types of IRAs and of the use of the contracts in connection therewith.
Individual Retirement Accounts. Code Sections 408 and 408A permit eligible individuals to contribute to an individual retirement program known as an “IRA” or “Roth IRA.” These IRAs are subject to limitations on the amount that may be contributed, the persons who may be eligible, the time when distributions must commence, and certain other transactions. The contributions to an IRA may be deductible in whole or in part, depending on your income and other circumstances. In addition, distributions from certain other types of qualified plans may be “rolled over” on a tax-deferred basis into an IRA without regard to deduction limitations.
Tax on Certain Distributions Relating to IRAs. Distributions under a Certificate may be paid to the IRA, if permitted under the terms of the IRA, or directly to you. Distributions paid to the IRA are not in and of themselves taxable.
In the case of distributions from a traditional IRA to you, including payments to you from a Certificate, a ratable portion of the amount received is taxable, generally based on the ratio of your cost basis (if any) to your total accrued benefit under the IRA. Section 72(t) of the Code imposes a 10% penalty tax on the taxable portion of any distribution from IRAs. To the extent amounts are not includable in gross income because they have been properly rolled over to another IRA or to another eligible qualified plan, no tax penalty will be imposed. The tax penalty also will not apply to: (a) distributions made on or after the date on which you reach age 59 1/2; (b) distributions following your death or disability (for this purpose disability is as defined in Section 72(m)(7) of the Code); (c) distributions that are part of substantially equal periodic payments made not less frequently than annually for your life (or life expectancy) or the joint lives (or joint life expectancies) of you and your designated beneficiary; and (d) certain other distributions specified in the Code.
Distributions from a Roth IRA generally are not taxed, except that, once aggregate distributions exceed contributions to the Roth IRA, income tax and a 10% penalty tax may apply to distributions made (1) before age 59 1/2 (subject to certain exceptions) or (2) during the five taxable years starting with the year in which the first contribution is made to any Roth IRA. A 10% penalty tax may apply to amounts attributable to a conversion to a Roth IRA from a traditional IRA if they are distributed during the five taxable years beginning with the year in which the conversion was made.
Generally, distributions from a traditional IRA must commence no later than April 1 of the calendar year following the year in which the individual attains age 70 1/2. Required distributions must be over a period not exceeding the life expectancy of the individual or the joint lives or life expectancies of the individual and his or her designated beneficiary. Distribution requirements also apply to IRAs (including Roth IRAs) upon the death of the IRA owner. If the required minimum distributions are not made, a 50% penalty tax is imposed as to the amount not distributed.
Distributions from IRAs and Roth IRAs generally are subject to withholding for the individual’s federal income tax liability, subject to the individual’s election not to have tax withheld. The withholding rate varies according to the type of distribution and the individual’s tax status.
Distributions that are rolled over to an IRA within 60 days are not immediately taxable, however only one such rollover is permitted each year. Beginning in 2015, an individual can make only one rollover from an IRA to another (or the same) IRA in any 12-month period, regardless of the number of IRAs that are owned. The limit will apply by aggregating all of an individual’s IRAs, including SEP and SIMPLE IRAs as well as traditional and Roth IRAs, effectively treating them as one IRA for purposes of the limit. This limit does not apply to direct trustee-to-trustee transfers or conversions to Roth IRAs.

Seek Tax Advice. The above description of federal income tax consequences of the different types of IRAs which may be funded by a Certificate offered by this prospectus is only a brief summary meant to alert you to the issues and is not intended as tax advice. Anything less than full compliance with the applicable rules, all of which are subject to change, may have adverse tax consequences. Any person considering the purchase of a Certificate in connection with an IRA should first consult a qualified tax advisor, with regard to the suitability of a Certificate for the IRA.

Nonqualified Certificates
Treatment of a Certificate as an Annuity Contract. Consistent with PLRs that have been issued by the IRS with respect to similar products offered by other insurance companies, we intend to treat a Nonqualified Certificate as an annuity contract for federal income tax purposes. However, these rulings are not binding on the IRS with respect to the Certificate. Due to factual differences between the Certificate and the products involved in these PLRs, and their non-precedential nature, the analysis and rulings in the PLRs may not reflect the IRS’s position with respect to the tax treatment of the Certificate, now or in the future. Thus, while we believe that the factual differences between the Certificate and the products involved in the PLRs should be immaterial and that the reasoning underlying the PLRs supports treating a Nonqualified Certificate as an annuity for federal income tax purposes, it is possible that a Certificate could be treated as some other type of financial instrument or derivative for such purposes, with different tax consequences than if it were treated as an annuity. If you are the holder or beneficiary of a Nonqualified Certificate, in view of the limited guidance you should consult your own tax advisor regarding the proper tax treatment of a Certificate.
In order to be treated as an annuity contract for federal tax purposes, a Nonqualified Certificate likely needs to contain certain provisions prescribing distributions that must be made when an owner of the Certificate dies. We believe that by its terms a Nonqualified Certificate satisfies these requirements. In all events, we will administer a Nonqualified Certificate to comply with these federal tax requirements.
Nonqualified Certificates can be owned only by natural persons. If a person other than a natural person were to own a Nonqualified Certificate, the Certificate would likely not be treated as an annuity contract for federal tax purposes.
It is possible that at certain advanced ages, e.g., when a Covered Person reaches age 100, a Nonqualified Certificate might no longer be treated as an annuity contract if the Settlement Phase has not begun before that age. You should consult with a tax adviser about the tax consequences in such circumstances.
Separate Treatment of a Nonqualified Certificate and an Account. Consistent with PLRs that have been issued by the IRS with respect to similar products issued by other insurance companies, we intend to treat a Nonqualified Certificate as an annuity contract that is separate and apart from the Covered Funds in your Account for federal income tax purposes. Great-West only makes payments to you during the Settlement Phase (or if you decide to annuitize your Certificate by electing an Annuity Option before your Covered Fund assets are reduced to zero). Any amounts you receive during the Accumulation and GAW Phases should, based on the PLRs, be treated as distributions from your Covered Funds.
Treatment of Installment Payments under a Nonqualified Certificate during the Settlement Phase. Assuming that a Nonqualified Certificate is treated as an annuity contract for tax purposes, Installments paid under the Certificate during the Settlement Phase should be treated in part as taxable ordinary income and in part as non-taxable recovery of the aggregate total Guarantee Benefit Fees you have previously paid under your Certificate (your “investment in the Certificate”) until you recover all of your investment in the Certificate. The amount that is not taxable prior to recovering all of your investment in the Certificate should be based upon the ratio of your investment in the Certificate to the expected value of the annuity payments to be made under the Certificate on the date that the Settlement Phase begins. After you recover all of your investment in the Certificate, Installments paid during the Settlement Phase will be taxable in full as ordinary income. You should consult a tax advisor as to the tax treatment of Installments paid during the Settlement Phase under the Certificate.
In addition, we will withhold and send to the U.S. Government a part of the taxable portion of each Installment paid during the Settlement Phase under a Nonqualified Certificate unless you notify us before payment of an available election not to have any amounts withheld. In certain circumstances, we may be required to withhold tax.
Your Covered Fund. In view of the conclusions reached in the PLRs that have been issued by the IRS with respect to similar products issued by other insurance companies, we believe that the tax treatment of transactions involving your Covered Funds during the Accumulation and GAW Phases, including redemptions, dispositions, and distributions with respect to such assets, should generally be the same as such treatment would be in the absence of a Nonqualified Certificate. (The tax treatment of such transactions is beyond the scope of this prospectus, and you should consult a tax advisor for further information about the tax treatment of the Covered Funds.) Thus, in general, we believe that (1) distributions and dividends on Covered Funds will not be treated as payments under your Certificate, but rather as distributions with respect to such investments; (2) amounts received on redemption or disposition of your Covered Funds will be treated as amounts realized on a sale or exchange of such assets rather than as distributions under your Certificate; and (3) the purchase of a Nonqualified Certificate should not result in either (a) loss of the benefit of preferential income tax rates applicable to dividends paid on your Covered Funds otherwise constituting “qualified dividend income” or (b) under the so-called “straddle” rules, suspension of the holding period for purposes of determining eligibility for long-term capital gains treatment of any gains, or potential deferral of losses, when your Covered Funds are sold or exchanged. (Our views as the tax treatment of transactions involving your Covered Funds are in part based on the low probability that the Settlement Phase will begin and you will receive benefits under the Certificate.)
As noted above, there are limited published legal authorities directly supporting our conclusions as to the tax treatment of transactions involving the assets in your Account and the Internal Revenue Service could take a different position with respect to the Certificate than it has taken with respect to similar products offered by different insurance companies and ruled upon in the PLRs. Thus, the Internal Revenue Service may disagree with our interpretations. If the Internal Revenue Service were to successfully take a different position on these issues, it could have a material adverse effect on the tax consequences of your acquisition, holding and disposition of assets in your Account. The tax consequences could also change due to changes in the tax laws. Given the new and innovative character of a Certificate, you should consult your own tax advisor as to the tax consequences, if any, of a Nonqualified Certificate under the “qualified dividend income” and “straddle” rules, as well as other relevant tax provisions, both at the time of initial purchase and in subsequent years.
Payment of the Certificate Fee. The redemption of shares of your Covered Funds to pay the Guarantee Benefit Fee may have tax consequences. You should consult a tax advisor for further information.
Annuitization Prior to the Initial Installment Date. The liquidation of your Covered Funds to purchase an annuity payment option will be a taxable event. You cannot apply your Covered Assets to an annuity payment option under a Nonqualified Certificate on a tax-free basis.
Taxation of Distributions Under the Annuity Payment Options. If your Account is applied to an annuity payment option, we believe that the annuity payment option should be treated as an annuity contract for tax purposes and distributions should be taxed as annuity distributions. Thus, annuity payments will be taxed as ordinary income to the extent that the value is more than your investment in the contract (discussed further below). Annuity payments will generally be treated in part as taxable ordinary income and in part as non-taxable recovery of your investment in the contract. After you recover all of your investment in the contract, annuity payments will be taxable in full as ordinary income. The investment in the contract for an annuity payment option should be equal to the value of your Account applied to the annuity payment option plus, possibly, the aggregate Guarantee Benefit Fees you previously paid under your Certificate.
It is, however, possible that the Internal Revenue Service may take the position that the aggregate Guarantee Benefit Fees you previously paid under your Certificate do not constitute part of your investment in the contract for an annuity payment option on the theory that such fees do not constitute amounts paid for the annuity payment option. While for tax reporting purposes we currently intend to include any aggregate Guarantee Benefit Fees you previously paid as an investment in the contract for an annuity payment option, you should consult a tax advisor on this matter.

ABOUT US
Great-West is a stock life insurance company that was originally organized under the laws of the State of Kansas as the National Interment Association. Our name was changed to Ranger National Life Insurance Company in 1963 and to
Insuramerica Corporation prior to changing to our current name in 1982. In September of 1990, we re-domesticated under the laws of the State of Colorado. Our executive office is located at 8515 East Orchard Road, Greenwood Village, Colorado 80111.
Great-West is a wholly owned subsidiary of GWL&A Financial, Inc., a Delaware holding company. GWL&A Financial, Inc. is an indirect wholly-owned subsidiary of Great-West Lifeco Inc., a Canadian holding company. Great-West Lifeco Inc. is a subsidiary of Power Financial Corporation, a Canadian holding company with substantial interests in the financial services industry. Power Financial Corporation is a subsidiary of Power Corporation of Canada, a Canadian holding and management company. Mr. Paul Desmarais, through a group of private holding companies that he controls, has voting control of Power Corporation of Canada.
We are authorized to do business in 49 states, the District of Columbia, Puerto Rico, U.S. Virgin Islands, and Guam. We are obligated to pay all amounts promised under the Group Contract and Certificates.
GWFS Equities serves as principal underwriter for the Certificates and is a broker/dealer registered with the SEC. Great-West directly owns all stock of GWFS Equities.

SALES OF THE CERTIFICATES

We have entered into an underwriting agreement with GWFS Equities for the distribution and sale of the Certificates. Pursuant to this agreement, GWFS Equities serves as principal underwriter for the Certificates, offering them on a continuous basis. GWFS Equities is located at 8515 East Orchard Road, Greenwood Village, CO 80111. GWFS Equities will use its best efforts to sell the Certificates, but is not required to sell any specific number or dollar amount of Certificates.
GWFS Equities was organized as a corporation under the laws of the State of Delaware in 1984 and is an affiliate of ours. GWFS Equities is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as well as with the securities administrators in the states in which it operates, and is a member of the Financial Industry Regulatory Authority (“FINRA”).
GWFS Equities offers the Certificates through its registered representatives who are registered with FINRA and with the states in which they do business. More information about GWFS Equities and its registered representatives is available at www.finra.org or by calling 800-289-9999. You can also obtain an investor brochure from FINRA describing its Public Disclosure Program. Registered representatives with GWFS Equities are also licensed as insurance agents in the states in which they do business and are appointed with us.
GWFS Equities may also enter into selling agreements with unaffiliated broker-dealers to sell the Certificates. The registered representatives of these selling firms are registered with FINRA and with the states in which they do business, are licensed as insurance agents in the states in which they do business, and are appointed with us.
We do not pay commissions to GWFS Equities or to the unaffiliated broker-dealers in connection with the sale or solicitation of the Certificates. However, we may provide non-cash compensation in the form of training and education programs to registered representatives of GWFS Equities who sell the Certificates as well as registered representatives of unaffiliated broker-dealers. Registered representatives of GWFS Equities also sell other insurance products that we offer and may receive certain non-cash items, such as conferences, trips, prizes and awards under non-cash incentive compensation programs pertaining to those products. None of the items are directly attributable to the sale or solicitation of the Certificates. Such compensation will not be conditioned upon achievement of a sales target. Finally, we and GWFS Equities may provide small gifts and occasional entertainment to registered representatives with GWFS Equities or other selling firms in circumstances in which such items are not preconditioned on achievement of sales targets.
At times, GWFS Equities may make other cash and non-cash payments to selling firms for expenses relating to the recruitment and training of personnel, periodic sales meetings, the production of promotional sales literature and similar expenses. These expenses may also relate to the synchronization of technology between the Company, GWFS Equities, and the selling firm in order to coordinate data for the sale and maintenance of the Certificate. The amount of other cash and non-cash compensation paid by GWFS Equities or its affiliated companies ranges significantly among the selling firms. GWFS Equities and its affiliates may receive payments from affiliates of the selling firms that are unrelated to the sale of the Certificates
Any amounts paid by GWFS Equities to a selling firm or by Great-West to a selling firm are derived from the general account assets of Great-West and are not deducted from the Guarantee Benefit Fee. The Guarantee Benefit Fee does not vary because of such payments to such selling firms Although the Company and GWFS Equities do not anticipate discontinuing offering the Certificates, we do reserve the right to discontinue offering the Certificates at any time.

ADDITIONAL INFORMATION

Owner Questions
The obligations to Owners and Covered Persons under the Group Contracts and Certificates are ours. Please direct your questions and concerns to us at our Administrative Office.

Return Privilege
Within the free-look period (generally 30 days under applicable state law) after you receive the individual contract, you may cancel it for any reason by delivering or mailing it postage prepaid to:
Great-West Life & Annuity Insurance Company
Retirement Resource Operations Center
P.O. Box 173920
Denver, CO 80217-3920

If the Owner cancels the individual contract, the individual contract will be void. Any applicable free-look does not include the Covered Fund, which is a separate investment from the individual contract. There is no free-look period for purchasers of Certificates.

State Regulation
As a life insurance company organized and operated under the laws of the State of Colorado, we are subject to provisions governing life insurers and to regulation by the Colorado Commissioner of Insurance. Our books and accounts are subject to review and examination by the Colorado Division of Insurance.

Evidence of Death, Age, Gender, or Survival
We may require proof of the age, gender, death, or survival of any person or persons before acting on any applicable Certificate provision.

LEGAL MATTERS
Certain matters regarding the offering of the securities herein will be passed upon by the Chief Compliance Officer, internal counsel for the Company. Sutherland Asbill and Brennan LLP has provided advice on certain matters relating to the federal securities laws.
Cyber Security Risks
Our variable annuity contract business is highly dependent upon the effective operation of our computer systems and those of our business partners, so that our business is potentially susceptible to operational and information security risks resulting from a cyber-attack. These risks include, among other things, the theft, misuse, corruption, and destruction of data maintained online or digitally, denial of service on our website and other operational disruption, and unauthorized release of confidential owner information. Cyber-attacks affecting us, the Portfolios, intermediaries and other affiliated or third-party service providers may adversely affect us and your Annuity Account Value. For instance, cyber-attacks may interfere with our processing of Contract transactions, including the processing of Transfer Requests from our website or with the Portfolios, impact our ability to calculate accumulation unit values, cause the release and possible destruction of confidential owner or business information, impede order processing, subject us and/or our service providers and intermediaries to regulatory fines and financial losses and/or cause reputational damage. Cyber security risks may also impact the issuers of securities in which the Portfolios invest, which may cause the Portfolios underlying your Contract to lose value. There can be no assurance that we or the Portfolios or our service providers will avoid losses affecting your Contract due to cyber-attacks or information security breaches in the future.
Abandoned Property Requirements
Every state has unclaimed property laws that generally provide for escheatment to the state of unclaimed property (including proceeds of annuity contracts) under various circumstances. This “escheatment” is revocable, however, and the state is obligated to pay the applicable proceeds if the property owner steps forward to claim it with the proper documentation. To help prevent such escheatment, it is important that you keep your contact and other information on file with us up to date, including the names, contact information, and identifying information for owners, annuitants, beneficiaries, and other payees.

EXPERTS
The consolidated financial statements and the related financial statement schedule of Great-West Life & Annuity Insurance Company and subsidiaries (the “Company”), incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement. Parts of the registration statement are omitted from this prospectus in accordance with the rules and regulations of the SEC.
The registration statement, including exhibits, contains additional relevant information about us. We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in compliance with such laws, we file annual, quarterly, and current reports and other information with the SEC. You can read and copy any reports or other information we file at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of our documents upon payment of a duplicating fee, by writing the SEC’s public reference room. You can obtain information regarding the public reference room by calling the SEC at 1-800-SEC-0330. Our filings are available to the public from commercial document retrieval services and over the internet at www.sec.gov. (This uniform resource locator (URL) is an inactive textual reference only and is not intended to incorporate the SEC web site into this prospectus.)

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” information that we file with the SEC into this prospectus which means that incorporated documents are considered part of this prospectus. We can disclose important information to you by referring you to those documents. This prospectus incorporates by reference our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 1, 2016.
Upon oral or written request, we will provide you a free copy of any documents incorporated by reference in this prospectus and any accompanying prospectus supplement (including any exhibits that are specifically incorporated by reference in them) at no cost. To request such documents, please write or call:
Great-West Life & Annuity Insurance Company
Retirement Resource Operations Center
P.O. Box 173920
Denver, CO 80217-3920
(877) 925-0501
RROC_RetailBank@gwl.com
The Annual Report on Form 10-K is available on our website at www.greatwest.com. We will make this document available to you as soon as reasonably practicable after we file this material with the SEC.

DEFINITIONS
The following is a listing of defined terms:
10 Year Treasury Yield (10YR) – The U.S. Treasury 10-Year Yield as of the end of the last Business Day of the previous week as reported by the United States Department of Treasury.
Account – A separate record in the name of each Certificate Owner which reflects his or her interests in the assets in both Covered Fund(s) and other investment options in the Investment Portfolio.
Accumulation Phase – The period of time between the Certificate Election Date and the Initial Installment Date.
Administrative Offices – 8515 East Orchard Road, Greenwood Village, CO 80111.
Age Adjustment – For a single Covered Person, a factor based on the age of the Covered Person(s) on the Initial Installment Date that is multiplied by the 10 Year Treasury Yield to determine the GAW%. For a joint Covered Person, a factor based on the age of the younger Covered Person on the Initial Installment Date that is multiplied by the 10YR and an additional age adjustment. The GAW% is subject to a minimum and maximum rate.
Alternate Payee – In the case of Qualified Certificate only, any Spouse or former Spouse of a Certificate Owner who is recognized by a Decree as having a right to receive all or a portion of the benefit payable under the Investment Account with respect to such Certificate Owner.
Annuitant – The person upon whose life the payment of an annuity is based.
Annuity Commencement Date – The date that annuity payments begin to an Annuitant.
Beneficiary – A person or entity named by the Certificate Owner or the terms of the Investment Portfolio to receive all or a portion of the Account at his or her death.
Benefit Base – The amount that is multiplied by the GAW Percentage to calculate the GAW. The Benefit Base increases dollar-for-dollar upon any Certificate Contribution and is reduced proportionately for an Excess Withdrawal. The Benefit Base can also increase with positive Covered Fund performance on the Ratchet Date, and may be adjusted on the Ratchet Date. Each Covered Fund will have its own Benefit Base. A Covered Fund Benefit Base cannot be transferred to another Covered Fund unless we require a Transfer as a result of a Covered Fund being eliminated or liquidated or for certain rollovers as set forth in your Certificate.
Business Day – Any day, and during the hours, on which the New York Stock Exchange is open for trading. Unless otherwise stated in this prospectus, in the event that a date falls on a non-Business Day, the date of the following Business Day will be used.
Certificate – This document issued to the Certificate Owner which specifies the benefits, rights, privileges, and obligations of the Certificate Owner and Great-West under the Group Contract.
Certificate Anniversary Date – The anniversary of the Certificate Election Date, or the preceding Business Day to the extent that the Certificate Election Date is not a Business Day.
Certificate Contributions – Certificate Owner directed amounts received and allocated to the Certificate Owner’s Covered Fund(s), including but not limited to Transfers from other assets in the Investment Portfolio. If the Certificate is issued in connection with a Retirement Account, Certificate Contributions may also include rollovers as defined under Section 402 of the Code. Reinvested dividends, capital gains, and settlements arising from the Covered Fund(s) will not be considered Certificate Contributions for the purpose of calculating the Benefit Base but will affect the Covered Fund Value. If this Certificate is issued in connection with a Non-Retirement Account, and dividends are not reinvested, it will be considered an Excess Withdrawal to the extent the distribution causes total withdrawals in the year to exceed the GAW.
Certificate Election Date – The date on which the GLWB Elector, Alternate Payee or Beneficiary elects the GLWB option in the Certificate and pursuant to the terms of the Covered Fund(s) prospectus. The Certificate Election Date shall be the date upon which the initial Benefit Base is calculated.

Certificate Owner – The person(s) named on the Certificate Data Page. The Certificate Owner(s) is entitled to exercise all of the benefits, rights, and privileges under the Certificate. The Certificate Owner must be an owner of the Investment Portfolio and the Covered Person(s) must be a natural person.
Code – The Internal Revenue Code of 1986, as amended, and all related laws and regulations which are in effect during the term of the Certificate.
Company – Great-West Life & Annuity Insurance Company, the issuer of the Group Contract and Certificate (also referred to as “we,” “us,” or “our”).
Covered Fund – Interests in the mutual fund(s) held in the Investment Portfolio designed for the GLWB, as follows:

•	Great-West SecureFoundation® Balanced ETF Fund

•	Any other fund as approved by Great-West for the Certificate
Covered Fund Value – The aggregate value of each Covered Fund held in the Investment Portfolio.
Covered Person(s) – For purposes of the Certificate, the person(s) whose age determines the GAW Percentage and on whose life the GAW Amount will be based. If there are two Covered Persons, the GAW Percentage will be based on the age of the younger life and the Installments can continue until the death of the second life. A joint Covered Person must be the GLWB Elector’s Spouse and the 100% primary beneficiary under the Investment Portfolio.
Decree – In the case of a Qualified Certificate only, a divorce or separation instrument, as defined in Section 71(b)(2) of the Code, issued pursuant to Section 408(d)(6) of the Code that creates or recognizes the existence of an Alternate Payee’s right to, or assigns to an Alternate Payee the right to receive all or a portion of the benefits payable with respect to a GLWB Elector that is accepted and approved by Great-West, except as otherwise agreed.
Distributions – Amounts paid from a Covered Fund pursuant to the terms of the Investment Portfolio, including but not limited to partial and systematic withdrawals. For a Certificate issued in connection with a Non-Retirement Account, a Distribution includes dividends paid by the Covered Fund(s) that are not reinvested.
Excess Withdrawal – An amount either distributed or transferred from the Covered Fund(s) during the Accumulation Phase or any amount combined with all other amounts that exceeds the annual GAW during the GAW Phase. The Excess Withdrawal reduces the Benefit Base, as described in the Accumulation Phase section and the GAW Phase section. Neither the Guarantee Benefit Fee nor any other fees or charges assessed to the Covered Fund Value as directed by the Financial Services Provider and as agreed to by Great-West shall be treated as a Distribution or Excess Withdrawal for this purpose.
Financial Services Provider – An entity that offers the Investment Portfolio or a mutual fund that offers or holds the Covered Fund(s).
GLWB – A guaranteed lifetime withdrawal benefit.
GLWB Elector – A Certificate Owner, Alternate Payee or Beneficiary who is: (i) eligible to elect the GLWB; (ii) invested in a Covered Fund(s); and (iii) a Covered Person. In the case of a Nonqualified Certificate, only a Certificate Owner may be a GLWB Elector.
Group Contract – The written agreement between the Group Contract Owner and Great-West.
Guaranteed Annual Withdrawal (GAW) – The annualized withdrawal amount that is guaranteed for the lifetime of the Covered Person(s), subject to the terms of this Certificate.
Guaranteed Annual Withdrawal Phase (GAW Phase) – The period of time between the Initial Installment Date and the first day of the Settlement Phase.
Guaranteed Annual Withdrawal Percentage (GAW%) – The percentage of the Benefit Base that determines the amount of the GAW. This percentage is based on the age of the Covered Person(s) at the time of the first Installment determined by calculating the 10 Year Treasury Yield multiplied by the Age Adjustment. If there are two Covered Persons the percentage is based on the age of the younger Covered Person and the Joint Withdrawal Adjustment. The GAW% is subject to maximum and minimum percentages as set forth in your Certificate and described under The GAW Phase – Calculation of Installment Amount.

Group Contract Owner – The owner of the Group Contract that is identified on the Certificate Data Page (currently Great-West Trust).
Guarantee Benefit Fee – The asset charge periodically calculated and deducted from your Covered Fund Value.
Guaranteed Lifetime Withdrawal Benefit (GLWB) – A payment option offered by the Certificate that pays Installments during the life of the Covered Person(s). The Covered Person(s) will receive periodic payments in either monthly, quarterly, semiannual, or annual Installments that in total over a twelve month period equal the GAW.
Initial Calculation – The calculation used to determine the GAW% on the Initial Installment Date.
Initial Installment Date – The date of the first Installment under the GLWB, which must be a Business Day.
Installments – Periodic payments of the GAW during the GAW Phase and Settlement Phase.
Installment Frequency Options – The options listed in the GAW section.
Interest Rate Reset – During the GAW Phase on a Ratchet Date, an increase in the current GAW, if applicable. Great-West will calculate the GAW by multiplying the Covered Fund Value (excluding any amount over $5,000,000) by the Current 10YR, subject to the Initial Calculation, and determine if it is higher than the previous GAW. If the calculation results in a greater GAW, Great-West will adjust the GAW.
Investment Portfolio – An account of the Certificate Owner used to purchase the Certificate and Covered Fund(s) through a Financial Services Provider. The Investment Portfolio may be either a Retirement Account or a Non-Retirement Account, which may hold investments other than the Covered Fund(s).
Joint Withdrawal Adjustment – The Age Adjustment of the youngest Covered Person currently multiplied by .90.
Non-Retirement Account – Any Investment Portfolio that is not a Retirement Account.
Ratchet – An increase in the Benefit Base if the Covered Fund Value exceeds the current Benefit Base on the Ratchet Date.
Ratchet Date – During the Accumulation Phase, the Ratchet Date is the anniversary of the GLWB Elector’s Certificate Election Date and each anniversary thereafter. During the GAW Phase, the Ratchet Date is the Initial Installment Date and each anniversary thereafter. This is also the date of any Interest Rate Reset during the GAW Phase. If any anniversary in the Accumulation and GAW Phase is a non-Business Day, the Ratchet Date shall be the preceding Business Day for that year.
Retirement Account – An Investment Portfolio, such as an individual retirement account (“IRA”), that is intended to qualify under Sections 408 or 408A of the Code.
Request – An inquiry or instruction in a form satisfactory to Great-West. A valid Request must be: (i) received by Great-West at the Administrative Office in good order; and (ii) submitted in accordance with the provisions of the Certificate, or as required by Great-West. The Request is subject to any action taken by Great-West before the Request was processed.
Securities Act – The Securities Act of 1933, as amended.
Settlement Phase – The period when the Covered Fund Value has reduced to zero, but the Benefit Base is still positive. Installments continue under the terms of the Certificate.
Spouse – A person recognized as a spouse in the state where the couple was legally married. The term does not include a party to a registered domestic partnership, civil union, or similar formal relationship recognized under state law that is not denominated a marriage under that state’s law.
Transfer – The transfer of all or a portion of Covered Fund Value resulting from the purchase or sale of an interest in a Covered Fund to or from: (i) another Covered Fund; or (ii) another Investment Portfolio offered by the Financial Services Provider.